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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

STANDARD PARKING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2013

STANDARD PARKING CORPORATION

STANDARD PARKING CORPORATION
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	April 24, 2013
Time:	8:30 a.m., local time
Place:	The Talbott Hotel 20 East Delaware Place Chicago, Illinois 60611
Proposals:	1.	To elect nine directors, with the following being the Board's nominees:
Charles L. Biggs Karen M. Garrison Paul Halpern Robert S. Roath Michael J. Roberts Jonathan P. Ward Myron C. Warshauer James A. Wilhelm Gordon H. Woodward
	2.	To amend the Standard Parking Corporation Long-Term Incentive Plan and to approve the material terms of the performance goals under the Plan;
	3.	To approve the material terms of the performance goals under the Standard Parking Corporation Management Incentive Program;
	4.	To consider an advisory vote on compensation of our named executive officers; and
	5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.
Record Date:	March 6, 2013
Voting Methods:	Telephone
Internet
Written ballot—Complete and return proxy card in the mail
In person—Attend and vote at the meeting

        Stockholders will also transact any other business properly brought before the meeting. At this time, our Board of directors knows of no other proposals or matters to be presented.

        The Board of Directors recommends a vote FOR items 1, 2, 3, 4 and 5. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the meeting.

        Only stockholders of record at the close of business on March 6, 2013 will be entitled to notice of, and to vote at, any meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our headquarters for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

On behalf of the Board of Directors:

Robert N. Sacks,
Executive Vice President, General Counsel and Secretary
Chicago, April 4, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholders
Meeting to be Held on April 24, 2013

        The Proxy Statement and annual report to stockholders are available at http://www.cstproxy.com/standardparking/2013.

YOUR VOTE IS IMPORTANT!
Please vote as promptly as possible by signing, dating and returning the enclosed proxy card.

STANDARD PARKING CORPORATION
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611

PROXY STATEMENT
2013 ANNUAL MEETING OF STOCKHOLDERS

Compensation Study, Compensation Philosophy and Benchmarking	29
Compensation Program Components	31
Base Salary	31
Management Incentive Compensation	31
Long-Term Incentive Plan	31
Perquisites and Personal Benefits	31
Career Restricted Stock Unit Program	32
Transaction Restricted Stock Unit Grant Program	33
Retirement Benefits and Deferred Compensation Opportunities	33
Severance and Other Benefits Upon Termination of Employment or a Change in Control	34
Employment Agreements	34
DETERMINATION OF 2012 COMPENSATION	34
General	34
Compensation of Our Chief Executive Officer	34
Compensation of Our Other Named Executive Officers	35
2012 Bonus Targets, Weighting, Metrics and Awards Tables	35
DETERMINATION OF 2013 COMPENSATION	36
TAX AND ACCOUNTING CONSIDERATIONS	37
RELATIONSHIP BETWEEN COMPENSATION PLANS AND RISK	38
COMPENSATION COMMITTEE REPORT	38
EXECUTIVE COMPENSATION	39
SUMMARY COMPENSATION TABLE	39
EMPLOYMENT AGREEMENTS	40
GRANTS OF PLAN-BASED AWARDS FOR 2012	41
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012	42
OPTION EXERCISES AND STOCK VESTED DURING 2012	42
OPTION RE-PRICING	43
PENSION BENEFITS	43
NONQUALIFIED DEFINED CONTRIBUTION AND OTHER NONQUALIFIED DEFERRED COMPENSATION PLANS	43
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL	43
Potential Payments to Chief Executive Officer	43
Potential Payments to Other Named Executive Officers	44
DIRECTOR COMPENSATION	47
DIRECTOR COMPENSATION DISCLOSURE TABLE	47
EQUITY COMPENSATION PLAN INFORMATION	48
TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS	48
AGREEMENT AND PLAN OF MERGER	48
REGISTRATION RIGHTS AGREEMENT	49
CLOSING AGREEMENTS	50
AGREEMENTS RELATED TO MYRON C. WARSHAUER	51
RELATED ARRANGEMENTS WITH AFFILIATES	52
SECURITY OWNERSHIP	52
BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	52
CHANGE IN CONTROL	53
BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF COMMON STOCK	54
PROPOSAL NO. 2—APPROVAL OF AN AMENDMENT TO THE STANDARD PARKING CORPORATION LONG-TERM INCENTIVE PLAN AND APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE PLAN	55
THE PLAN IN GENERAL AND THE PLAN AMENDMENT	56
PERFORMANCE BASED COMPENSATION 162(m)	56
DESCRIPTION OF THE PLAN	57
Purpose	57
Eligible Participants	57

GENERAL INFORMATION

        On October 2, 2012, we completed our acquisition (the "Central Merger") of Central Parking Corporation ("Central") for 6,161,332 shares of our common stock and the assumption of $217.7 million of Central's debt net of cash acquired. Additionally, Central's former stockholders will be entitled to receive $27.0 million, subject to adjustment, to be paid three years after closing to the extent it is not used to satisfy indemnity obligations.

        We are one of the leading providers of parking management, ground transportation and other ancillary services to commercial, institutional and municipal clients in the United States, Puerto Rico and Canada. Our services include a comprehensive set of on-site parking management and ground transportation services, which consist of training, scheduling and supervising all service personnel as well as providing customer service, marketing, maintenance and accounting and revenue control functions necessary to facilitate the operation of our clients' parking facilities. We also provide a range of ancillary services such as airport shuttle operations, taxi and livery dispatch services and municipal meter revenue collection and enforcement services. We strive to be the #1 or #2 provider in each of the core markets in which we operate. As a given geographic market achieves a threshold operational size, we typically will establish a local office in order to promote increased operating efficiency. We rely on both organic growth and acquisitions to increase our client base and leverage our fixed corporate and administrative costs within each major metropolitan area. Our clients choose to outsource with us in order to attract, service and retain customers, gain access to the breadth and depth of our service and process expertise, leverage our significant technology capabilities and enhance their parking facility revenue, profitability and cash flow. As of December 31, 2012, including Central, we managed approximately 4,300 parking facility locations containing approximately 2.1 million parking spaces in approximately 456 cities, operated 262 parking-related service centers serving 75 airports, operated a fleet of approximately 700 shuttle buses carrying approximately 35 million passengers per year, operated 136 valet locations and employed a professional staff of approximately 25,000 people.

        A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2012, accompanies this Proxy Statement and will be posted on the Internet with this Proxy Statement.

        Our main website address is www.standardparking.com. We make available free of charge on the Investor Relations section of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the "SEC"). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of that Act, as well as our Senior Executive Officer Stock Ownership Guidelines, Governance Guidelines for the Board of Directors, Code of Business Conduct, Code of Ethics for Certain Executives, Related-Party Transaction Approval Policy, Whistleblower Policy and the charters of each of the Board's committees. We do not intend for information made available through our website to be part of this Proxy Statement.

        You also may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. The address of that web site is www.sec.gov.

        We use the terms "Standard," "our company," "we," "our" and "us" in this Proxy Statement to refer to Standard Parking Corporation and its consolidated subsidiaries, including Central, unless the context otherwise requires.

 Why am I receiving these materials?

        Our board of directors (the "Board") is soliciting your proxy for use at the 2013 Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 24, 2013. Under rules adopted by the SEC, we are now furnishing proxy materials on the Internet at www.cstproxy.com/standardparking/2013 in addition to mailing paper copies of the materials. These proxy materials are first being mailed and made available via the Internet on or about April 4, 2013, to holders of our common stock, par value $0.001 per share, of record at the close of business on March 6, 2013 (the "Record Date").

When is the annual meeting?

        We will hold the Annual Meeting on April 24, 2013 at 8:30 a.m., local time, subject to any adjournments or postponements.

Where will the Annual Meeting be held?

        The Annual Meeting will be held at The Talbott Hotel, 20 East Delaware Place, Chicago, Illinois 60611.

What is included in these materials?

        These materials include:

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  This Proxy Statement for the Annual Meeting;

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  A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2012, as filed with the Securities Exchange Commission (the "SEC") on March 18, 2013 (the "Annual Report"); and

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  A proxy card and vote instruction form for the Annual Meeting.

        Stockholders may obtain a copy of the exhibits to our Form 10-K by making a written request to our Investor Relations Team at Standard Parking Corporation, Investor Relations, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611, or by email at investor_relations@standardparking.com.

Where can I find the 2012 audited financial statements for Standard?

        The financial statements for our year ended December 31, 2012 are included in our Annual Report, which is available at www.cstproxy.com/standardparking/2013 together with this Proxy Statement. You may also access these materials through our main website at www.standardparking.com.

What items will be voted on at the Annual Meeting?

        Stockholders will vote on five items at the Annual Meeting:

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  The election to our Board of the nine nominees named in this Proxy Statement (Proposal No. 1);

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  The amendment of our Long-Term Incentive Plan ("Plan") (i) to approve the amendment to the Plan, including an increase the number of shares available for issuance from 2,175,000 to 2,975,000; and (ii) to approve the material terms of the performance goals under the Plan (Proposal No. 2);

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  The approval of the material terms of the performance goals under the Standard Parking Corporation Management Incentive Program (Proposal No. 3);

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  A non-binding advisory resolution to approve executive compensation (Proposal No. 4);

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  Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 (Proposal No. 5).

What are the Board's voting recommendations?

        The Board recommends that you vote your shares:

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  "FOR" each of the nominees to the Board (Proposal No. 1);

  •
  "FOR" the amendment to the Plan and the material terms of the performance goals under the Plan (Proposal No. 2);

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  "FOR" the approval of the material terms of the performance goals under the Standard Parking Corporation Management Incentive Program (Proposal No. 3);

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  "FOR" the approval of the non-binding advisory resolution approving our executive compensation (Proposal No. 4); and

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  "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 (Proposal No. 5).

Where are our principal executive offices located and what is our main telephone number?

        Our headquarters is located at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. Our telephone number in Chicago is 312-274-2000. You may contact our Investor Relations Team at this address or by email at investor_relations@standardparking.com.

What is our company's fiscal year?

        Our fiscal year is the calendar year beginning on January 1 and ending on December 31.

Who may vote at the Annual Meeting?

        Each share of our common stock has one vote on each matter. Only stockholders of record as of the close of business on March 6, 2013 are entitled to receive notice of, to attend, and to vote at the Annual Meeting. As of the Record Date, there were 21,870,770 shares of our common stock outstanding, held by 2,419 holders of record.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

        Stockholder of Record.    If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares of our common stock.

        Beneficial Owners.    If shares of our common stock are held by a broker, bank or other institution, serving as nominee, on your behalf, you are considered the beneficial owner of those shares (sometimes referred to as being held in "street name"). If you are a beneficial owner but not a stockholder of record, your broker or other nominee that is considered the stockholder of record of those shares is making these proxy materials available to you with a request for your voting instructions. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares using the voting methods which the broker or other nominee offers as options.

 If I am a stockholder of record of the Company's shares, how do I vote?

        Our stockholders may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

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  By Telephone—by calling the toll free telephone number (866) 894-0537;

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  By Internet—by visiting www.cstproxyvote.com and following the on-screen instructions; or

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  By Mail—by marking, signing and dating your proxy card and returning it to us in the envelope provided.

        In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive the mailed proxy card prior to the start of the Annual Meeting. Additionally, telephone and Internet voting for stockholders will close at 7:00 p.m. Eastern Time, on April 23, 2013.

        If you vote by proxy, the proxy will instruct the persons named in the proxy to vote your shares of our common stock at the Annual Meeting as you direct in the proxy. However, if you submit a proxy that does not indicate how you wish to vote with respect to the proposals, your shares will be voted as our Board recommends with respect to those proposals and in the proxy's discretion with respect to any other matter that may properly be considered at the Annual Meeting.

What is the quorum requirement for the Annual Meeting?

        A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:

  •
  Are entitled to vote and you are present at the Annual Meeting; or

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  Have properly voted on the Internet, by telephone or by submitting a proxy card form by mail.

        If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

        All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions.

What happens if I do not give specific voting instructions?

        Stockholders of Record.    If you are a stockholder of record and you:

  •
  Indicated when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

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  Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders, Robert N. Sacks and Jerome L. Pate, and each of them, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

        Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may general vote on "routine" matters but cannot vote on "non-routine" matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."

Which ballot measures are considered "routine" or "non-routine"?

        The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 (Proposal No. 5) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 5.

        The election of directors (Proposal No. 1), the amendment of our Plan and the approval of the long-term incentive performance terms for certain executives (Proposal No. 2), the approval of the material terms of the performance goals under the Standard Parking Corporation Management Incentive Program (Proposal No. 3); and the non-binding advisory resolution approving our executive compensation (Proposal No. 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals No. 1, No. 2, No. 3 and No. 4.

What is the voting requirement to approve each of the proposals?

        With respect to the election of directors (Proposal No. 1), our bylaws currently provide for a plurality voting standard. Accordingly, under the plurality voting standard, the nine nominees receiving the highest number of affirmative votes will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

        The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote will be required to approve the amendment to our Long-Term Incentive Plan and to approve the long-term incentive performance terms for certain executives (Proposal No. 2), to approve the material terms of the performance goals under the Standard Parking Corporation Management Incentive Program (Proposal No. 3); and to ratify the accounting firm (Proposal No. 5). The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote will be required to approve, by non-binding vote, executive compensation (Proposal No. 4).

        Although the advisory vote on Proposal No. 4 is non-binding, as provided by law, our Board will review the results of the vote and, consistent with our record of stockholder engagement, will take it into account in making a determination concerning executive compensation.

How are broker non-votes and abstentions treated?

        Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only "FOR" and "AGAINST" votes are counted for purposes of determining the votes received in connection with each proposal.

Can I change my vote after I have voted?

        You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may change your vote on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to our General Counsel at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611, a written notice of revocation prior to the Annual Meeting.

As a stockholder do I have dissenters' or appraisal rights if I object to any of the proposals?

        No. Our existing stockholders do not have rights of appraisal or similar rights of dissenters with respect to any of the proposals.

Who will serve as the inspector of election?

        Continental Stock Transfer & Trust Company, our transfer agent, has agreed to send a representative to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the votes.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parities, except:

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  As necessary to meet applicable legal requirements;

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  To allow for the tabulation and certification of votes; and

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  To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to our management and the Board.

Where can I find the voting results of the Annual Meeting?

        The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

        We are paying the costs of the solicitation of proxies. We have engaged Morrow & Co., LLC to assist in the solicitation of proxies for the Annual Meeting and will pay Morrow & Co., LLC an estimated fee of $6,000, plus reimbursement of out-of-pocket expenses. The address of Morrow & Co., LLC is 470 West Avenue, Stamford, CT 06902.

        We must also pay brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares held in street name certain fees associated with:

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  Forwarding the Notice to beneficial owners;

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  Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

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  Obtaining beneficial owners' voting instructions.

        In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without any additional compensation, may solicit proxies on our behalf.

 How can I attend the Annual Meeting?

        Only stockholders as of the Record Date are entitled to attend the Annual Meeting. Admission will be on a first-come, first-served basis. You must present valid identification containing a photograph, such as a driver's license or passport. If you are the stockholder of record, your name will be verified against a list of stockholders of record on the record date prior to being admitted to the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2014 annual meeting of stockholders?

        Requirements for Stockholder Proposals to Be Considered for Inclusion in our Proxy Materials.    Stockholder proposals to be considered for inclusion in this Proxy Statement and form of proxy relating to the 2014 annual meeting of stockholders must be received no later than December 5, 2013. In addition, all proposals will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act), which lists requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Company's General Counsel by mail at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

        Requirements for Stockholder Proposals to Be Brought Before the 2014 Annual Meeting of Stockholders and Director Nominations.    Notice of any proposal that a stockholder intends to present at the 2014 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2014 annual meeting of stockholders, as well as any director nominations, must be delivered to the Company's Genera Counsel by mail at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611, not earlier than the close of business on November 25, 2013 and not later than the close of business on December 25, 2013. In addition, the notice must set forth the information required by the Company's bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2014 annual meeting of stockholders.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

        The first proposal scheduled to be voted on at the Annual Meeting is the election of nine directors. Our Board currently consists of eight members who are elected annually. On March 13, 2013, the Board set the number of directors to be elected at our 2013 Annual Meeting at nine. The Nominating & Corporate Governance Committee of our Board has recommended, and our Board has nominated, Charles L. Biggs, Karen M. Garrison, Paul Halpern, Robert S. Roath, Michael J. Roberts, Jonathan P. Ward, Myron C. Warshauer, James A. Wilhelm and Gordon H. Woodward to serve as our directors. Each of these nominees is currently serving as a member of our Board. If elected, all nominees will serve a one-year term until our next annual meeting. You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF
THE BOARD'S NINE NOMINEES.

        If any nominee is unwilling or unable to serve as a director, then the Board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. It is currently anticipated that all of the nominees will be willing and able to serve as directors.

BOARD MATTERS

Nominees for Director

        On March 13, 2013, the Board fixed the number of directors to be elected at our 2013 Annual Meeting at nine.

        In evaluating these director nominees, the Nominating & Corporate Governance Committee has assessed the contribution that the nominee's skills and expertise will make with respect to guiding and overseeing our strategy and operations. Each of these nominees has a deep understanding of our business and the time, good judgment and integrity to effectively carry out their responsibilities as a director. In addition, each nominee brings decades of leadership experience and an understanding of finance to our company.

        The biographies of our nine director nominees as of March 1, 2013 are set forth below.

Charles L. Biggs Age: 72 Board Committees: Audit (Chair), Executive, Nominating & Corporate Governance	Mr. Biggs has served as a director since June 2004. Mr. Biggs was a consultant for Deloitte Consulting, a professional services firm that provides assurance and advisory, tax and management consulting services, from 1968 until his retirement in November 2002. At Deloitte, he held various management positions, including National Director of Strategy Services for Deloitte's strategy arm and chairman of Deloitte/Holt Value Associates. He has served as a director of CenturyLink, Inc. from April 2011 to May 2011 and was a member of their audit committee. Mr. Biggs served as a director of Quest Communications International Inc. from April 2004 to April 2011. Mr. Biggs also serves on the boards of the Sherman Fairchild Foundation, the Eisenhower Medical Center, and the McCallum Theatre. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Biggs' experience with finance and technology consulting is a particularly important attribute for a director of our company. Mr. Biggs earned his B.S. degree in Industrial Management from Kent State University.
Karen M. Garrison Age: 64 Board Committees: Audit, Compensation, Executive, Nominating & Corporate Governance (Chair)
Ms. Garrison has served as a director since June 2004. She was president of Pitney Bowes Business Services from 1999 to 2004. In her 27 years with Pitney Bowes and its subsidiary, the Dictaphone Corporation, Ms. Garrison held a series of positions with increasing responsibilities, including vice president of operations, and vice president of finance and chief financial officer. She is also a director and member of the corporate governance committee and chairperson of the finance committee of The Kaman Corporation. She is a director of Tenet Healthcare Corporation and is a member of Tenet's audit and executive committees and chair of its nominating and corporate governance committee. Ms. Garrison is also chair of the board of advisors of the Unger Enterprises, Inc. and a member of its finance committee. In addition to the qualifications described in the introductory paragraph, our Board believes that Ms. Garrison's experience in the service industry is a particularly important attribute for a director of our company. She received her B.S. degree in Accounting from Rollins College in 1983 and her M.B.A. degree from the Florida Institute of Technology in 1986.

Paul Halpern Age: 51 Board Committee: Audit	Mr. Halpern became a director in October 2012 in connection with the Central Merger. He served as a director of Central and its parent company from May 2007 through September 2012. He is currently the Chief Investment Officer of Versa Capital Management, LLC, a private investment firm based in Philadelphia and an affiliate of certain of company stockholders. Mr. Halpern has served Versa Capital Management, LLC and its predecessors in various capacities since 1995, including as a member of Versa Capital Management, LLC's investment and management committees. Prior to joining Versa Capital Management LLC, Mr. Halpern was the Executive Vice President, General Counsel and Secretary of Consolidated Vision Group. Mr. Halpern is a director of various privately held companies. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Halpern's legal expertise and experience as a director of a large parking management company are particularly important attributes for a director of our company. Mr. Halpern earned his B.A. from Reed College, and his J.D. from Stanford Law School.
Robert S. Roath Age: 70 Board Committees: Compensation (Chair), Executive (Chair), Nominating & Corporate Governance
Mr. Roath has served as a director since June 2004, the chair of our compensation committee since April 2010 and as chairman of the board since October 2009. He has been chairman of the advisory board to L.E.K. Consulting, a stockholder-value consulting firm, since May 1997. Mr. Roath retired as chief financial officer of RJR Nabisco, Inc. in April 1997 where he worked from September 1990. He has been a director of the InterDigital, Inc. since May 1997 and is chairman of the finance and investment committee and a member of the executive committee. Previously, Mr. Roath was employed by Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse & Co. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Roath's experience in strategy and finance is a particularly important attribute for a director of our company. He received his B.S. degree in Accounting and Economics from the University of Maryland in 1966 and completed the Amos Tuck Executive Development program in 1980.

Michael J. Roberts Age: 62 Board Committees: Audit, Compensation, Executive	Mr. Roberts has served as a director since April 2010. He is the chief executive officer and the founder of Westside Holdings, LLC, a marketing and brand development company. He is the former president and chief operating officer of McDonald's Corporation, and before assuming this position in November 2004, his previous positions at McDonald's Corporation included Chief Executive Officer—McDonald's USA during 2004; President—McDonald's USA from 2001 to 2004; and President, West Division—McDonald's USA from 1997 to 2001. Mr. Roberts has served as a director of W.W. Grainger since 2006 and is a member of the board affairs and nominating committee and the compensation committee. Mr. Roberts has also served as a director of CenturyLink, Inc. since April 2011 and is a member of their audit committee. Mr. Roberts served as a director of Quest Communications International Inc. from 2009 to April 2011. He also serves on the board of directors of the Chicago Council on Global Affairs. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Roberts' broad experience managing a multi-national corporation with over 30,000 locations that serve tens of millions of customers is a particularly important attribute for a director of our company. Mr. Roberts received his B.A. degree in Sociology in 1973 from the Loyola University of Chicago.

Jonathan P. Ward Age: 58 Board Committee: Compensation	Mr. Ward became a director in October 2012 in connection with the Central Merger. He served as a director of Central and its parent company from July 2009 through September 2012. He has served as an Operating Partner of Kohlberg & Co., LLC, a private investment firm, since July 2009. From November 2006 to June 2009, Mr. Ward served as a managing director and chairman of the Chicago office of Lazard Frères & Co. Previously, Mr. Ward served as the president, chief executive officer and chairman of The ServiceMaster Company from 2001 to 2006. From 1997 to January 2001, Mr. Ward was president and chief operating officer of R.R. Donnelley & Sons Company. Mr. Ward was elected to the board of directors of Sara Lee Corporation in 2005, and continues to serve as a director of The Hillshire Brands Company as well as the chair of its compensation committee and a member of its corporate governance, nominating, and policy committee and executive committee. He also has served as a director of KAR Auction Services, Inc. since December 2009 and is a member of the audit committee and the nominating and corporate governance committee. Mr. Ward has served as a director of Hub Group, Inc. since January 2012 and is a member of the audit committee, compensation committee and nominating and corporate governance committee. He also is a director of various privately held companies. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Ward's experience in various service industries and his public company board experience are particularly important attributes for a director of our company. Mr. Ward earned his B.S. in Chemical Engineering from the University of New Hampshire and has completed the Harvard Business School Advanced Management Program.
Myron C. Warshauer Age: 73
Mr. Warshauer has provided consulting services to our company under the title Vice Chairman (Emeritus) since October 2001, which role is not that of an officer, director or employee. He was our president from 1973 to September 2000 and our chief executive officer from 1973 to October 2001, and he has been associated with our company since 1963. Over the last decade, Mr. Warshauer co-developed two self-park garages in Chicago, which were not affiliated with our company. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Warshauer's experience in the parking management industry is a particularly important attribute for a director of our company. Mr. Warshauer received his B.S. Degree in Finance from the University of Illinois in 1962, and received a Masters Degree in Business Administration from Northwestern University in 1963. Steven A. Warshauer, one of our executive officers, and Myron Warshauer are second cousins.

James A. Wilhelm Age: 59	Mr. Wilhelm has served as our President since September 2000 and as our Chief Executive Officer and a director since October 2001. Mr. Wilhelm served as Executive Vice President—Operations from March 1998 to September 1999, and he served as our Senior Executive Vice President and Chief Operations Officer from September 1999 to August 2000. Mr. Wilhelm joined the predecessors of Standard Parking Corporation in 1985, serving as executive vice president beginning in January 1998. Prior to March 1998, Mr. Wilhelm was responsible for managing the Midwest and Western Regions, which included parking facilities in Chicago and sixteen other cities throughout the United States and Canada. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Wilhelm's experience in the parking management industry is a particularly important attribute for a director of our company. Mr. Wilhelm received his B.A. degree from Northeastern Illinois University in 1976.
Gordon H. Woodward Age: 44 Committee: Nominating & Corporate Governance
Mr. Woodward became a director in October 2012 in connection with the Central Merger. He served as a director of Central and its parent company from May 2007 through September 2012. He has been the Chief Investment Officer of Kohlberg & Co., LLC, a private investment firm, since 2010, and has served Kohlberg & Co., LLC in various other capacities since 1996. Prior to joining Kohlberg & Co., LLC, Mr. Woodward was with James D. Wolfensohn Incorporated. Mr. Woodward has served as a director of Bauer Performance Sports Ltd. and is a member of the nominating and corporate governance committee. He has served as a director of BioScrip, Inc. since March 2010 and is a member of the audit committee and the corporate strategy committee. He is also a director of various privately held companies. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Woodward's financial expertise and extensive experience as a director are particularly important attributes for a director of our company. Mr. Woodward received his A.B. from Harvard College.

Nominations for Director

  Identifying Candidates

        In evaluating candidates for Board membership, the Nominating & Corporate Governance Committee has assessed the contribution that the candidate's skills and expertise will make with respect to guiding and overseeing our strategy and operations. This Committee seeks candidates who have the ability to develop a deep understanding of our business and the time and the judgment to effectively carry out their responsibilities as a member of our Board.

        The Nominating & Corporate Governance Committee charter provides that this committee should consider candidates for our Board who are gender and age diverse and also possess a diversity of professional experience, education and other individual qualities and attributes in an effort to contribute to Board heterogeneity.

        All of our Board's independent director nominees at the Annual Meeting who are not Board Designees, as described below, have been identified with the assistance of a professional search firm specializing in this type of work.

  Board Designees

        As a condition to closing of the Central Merger, we took actions to increase the size of our Board from five to eight members and appointed three individuals designated (the "Board Designees") by an affiliate of Central on behalf of former stockholders (the "Central Representative") to fill those vacancies. Our Board is contractually required to nominate the Board Designees for election to our Board, to recommend unanimously that our stockholders vote in favor of their election to our Board, and to solicit proxies in favor of the election of the Board Designees.

        Subject to certain conditions, the Central Representative will continue to be entitled to designate the following number of Board Designees:

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  three, so long as the former Central stockholders collectively own greater than or equal to 5,444,678 shares of our common stock;

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  two, so long as the former Central stockholders collectively own greater than or equal to 4,355,742 shares of our common stock and less than 5,444,678 shares of our common stock;

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  one, so long as the former Central stockholders collectively own greater than or equal to 2,177,871 shares of our common stock and less than 4,355,742 shares of our common stock; and

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  none, if the former Central stockholders collectively own less than 2,177,871 shares of our common stock.

        The Central Representative has designated Paul Halpern, Jonathan P. Ward and Gordon H. Woodward for appointment to our Board. Upon the recommendation of our Nominating & Corporate Governance Committee, our Board appointed Messrs. Halpern, Ward and Woodward to our Board in October 2012 and have nominated these Board Designees to continue serving as our directors.

  Stockholder Recommendations

        If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Karen M. Garrison, Chair of the Nominating & Corporate Governance Committee, c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611, Attention: General Counsel and Secretary.

  Criteria for Board Membership

        The Nominating & Corporate Governance Committee has established certain minimum qualification criteria for our directors, including:

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  The highest personal and professional ethics and integrity, and values, and a commitment to acting in the best interest of the stockholders;

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  An inquisitive and objective perspective and mature judgment;

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  Sufficient time available to fulfill all Board and committee responsibilities;

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  Diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our activities; and

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  Experience in positions with a high degree of responsibility and leadership roles in the companies or institutions with which they are affiliated.

        When recommending to the full Board the slate of directors nominated for the election at the annual meeting of stockholders, the Nominating & Corporate Governance Committee reviews the qualifications and backgrounds of the nominees for director. The Nominating & Corporate Governance Committee may utilize the services of consulting firms to help identify candidates for director who meet the qualifications outlined above.

OUR CORPORATE GOVERNANCE PRACTICES

General

        Our business is managed by our employees under the direction and oversight of our Board. Except for Mr. Wilhelm, none of our directors is an employee of our company. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

        Our Board has adopted Corporate Governance Guidelines that, along with the charters of the principal Board committees and our Codes of Business Conduct and Ethics, provide the framework for the governance of the company. A complete copy of our Corporate Governance Guidelines, the charters of our principal Board committees, our Code of Business Conduct, Code of Ethics and other corporate governance documents may be found on our Investor Relations page at www.standardparking.com. Information contained on our website is not part of this Proxy Statement. Our Board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected in the same location on our website.

        We believe that open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, our Board has adopted a set of Corporate Governance Guidelines to set a framework within which our Board will conduct its business. The Corporate Governance Guidelines are summarized below along with certain other of our governance practices.

Committee Responsibilities

        Board committees help our Board run effectively and efficiently, but do not replace the oversight of our Board as a whole. There are currently three principal Board committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee. Each committee meets regularly and has a written charter that has been approved by our Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee since the last Board meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Director Independence

        On March 13, 2013, our Board confirmed that a majority of our director nominees—Messrs. Biggs, Halpern, Roath, Ward and Woodward and Ms. Garrison—have no material relationship with our company that would conflict with the independence requirements of applicable federal law and the NASDAQ rules. Our Board determined that Mr. Wilhelm is not considered independent because he is our chief executive officer, and Mr. Warshauer is not considered independent because he has received compensation from us for consulting in excess of $120,000 in each of the last three years.

        Our Audit Committee, Compensation Committee, Executive Committee and Nominating & Corporate Governance Committee are each comprised entirely of independent directors.

Board Leadership Structure

        Pursuant to our by-laws, we have appointed a chairman of the board to preside at all meetings of the stockholders and of our Board, see that orders and resolutions of our Board are carried into effect and to perform such other duties as our Board from time to time prescribes. In addition, pursuant to our by-laws, we have appointed a chief executive officer who serves as our principal executive officer and, in general, supervises and controls all of our business and affairs, unless otherwise provided by our Board. The positions of chairman of the board and the principal executive officer are two different individuals: Robert S. Roath, an independent director, serves as the chairman of the board, and James A. Wilhelm serves as the chief executive officer. We believe that separate individuals in these two positions promote better corporate governance and more effective oversight of the principal executive officer by our Board.

Board's Role in Risk Oversight

        Our chief administrative officer, Michael K. Wolf, is the executive officer with primary day-to-day risk oversight responsibility. In addition, Mr. Wolf reports to our Board about our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Although the Audit Committee has a responsibility to discuss the guidelines and policies governing the process by which risk assessment and risk management is undertaken, the full Board has primary responsibility for risk oversight. As changes occur to our company's risk profile, Mr. Wolf routinely updates our Board with a description of the particular risk, current risk mitigation efforts and potential risk mitigation efforts. In addition, at least annually our Board determines whether:

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  the risk appetite implicit in our business model, strategy, and execution is appropriate;

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  the expected risks are commensurate with the expected rewards;

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  management has effectively implemented a system to manage, monitor, and mitigate risk, and that system is appropriate given our business model and strategy;

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  our risk management system informs our Board of the major risks facing us;

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  an appropriate culture of risk-awareness exists throughout our organization; and

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  there is recognition that management of risk is essential to the successful execution of our strategy.

 Attendance at Annual Meetings

        Absent exigent circumstances, all directors are expected to attend our annual meeting of stockholders. All of our directors serving on our Board at the time of our last annual meeting of stockholders, which was held in April 2012, attended such meeting.

Formal Closed Sessions

        At the conclusion of our Audit Committee meetings, the independent directors have the opportunity to meet without our management or our non-independent directors. The chairman leads the discussions.

Board Compensation

        The Compensation Committee determines Board compensation. Since 2004, Board compensation has consisted of a mixture of equity compensation and cash compensation. The Compensation Committee reviews Board compensation annually. A more detailed description of current Board compensation can be found under the heading "Director Compensation" below.

Stock Ownership Guidelines

        In March 2011 our Board adopted stock ownership guidelines to better align the interests of our directors with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our directors are required to achieve ownership of Standard common stock valued at three times their annual retainer paid to directors within three years of joining our Board, or in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. The Board Designees have been exempted from this requirement.

        Effective January 2007, in connection with the implementation of the new performance restricted stock plan for our senior executive officers, our Board adopted stock ownership guidelines to align the interest of its key executives with the interest of our stockholders. Subject to limited exceptions, these guidelines require our key executives to maintain ownership of at least sixty percent (60%) of the "net" shares they acquire from the exercise of stock options or the vesting of restricted stock or restricted stock units granted under our Long-Term Incentive Plan after January 2007. "Net" shares are deemed to be those shares that remain after any acquired shares are sold or netted to pay (if applicable) any associated withholding taxes.

        A more detailed summary of our stock ownership guidelines can be found through our Investor Relations page at www.standardparking.com. The ownership levels of our executive officers and directors as of March 1, 2013 are set forth in the section entitled "Security Ownership—Beneficial Ownership of Directors and Executive Officers" below.

Outside Advisors

        Our Board and each of its principal committees may retain outside advisors and consultants of their choosing at the company's expense. Our Board need not obtain management's consent to retain outside advisors. In addition, the principal committees need not obtain either our Board's or management's consent to retain outside advisors.

Transparency

        We believe it is important that stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance policies and practices on our Investor Relations page at www.standardparking.com.

 Board Effectiveness and Director Performance Reviews

        It is important that our Board and its committees are performing effectively and in the best interest of the company and our stockholders. Our Board performs an annual self-assessment, led by the chair of the Nominating & Corporate Governance Committee, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The chair then follows up on this feedback and takes such further action with directors receiving comments and other directors as he or she deems appropriate.

Succession Planning

        Our Board recognizes the importance of effective executive leadership to our success, and reviews executive succession planning at least annually. As part of this process, our Board reviews and discusses the capabilities of our senior leadership, as well as succession planning and potential successors for members of our executive staff, including the chief executive officer. The process includes consideration of organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations.

Auditor Independence

        We have taken a number of steps to ensure continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2012 and 2011 and our policy on pre-approval of non-audit services are described under "Proposal No. 5—Ratification of Independent Registered Public Accounting Firm" below.

Communicating with our Board

        Our Board welcomes your questions and comments. If you would like to communicate directly with our Board, or our independent directors as a group, then you may submit your communication to our General Counsel and Secretary, Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. All appropriate communications and concerns will be forwarded to our Board or our independent directors as a group, as applicable.

Corporate Hotline

        We have established a corporate hotline and web-based reporting application to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or (where legally permissible) other matters of concern. A copy of our whistleblower policy is set forth on the Investor Relations section of our website.

Conflicts of Interest

        We expect our directors, executives, and employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, executive, and employee. In order to better protect us and our stockholders, we regularly review our Code of Business Conduct, Code of Ethics and related policies to ensure that they provide clear guidance to our directors, executives, and employees. In addition, on an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transaction with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

 Related-Party Transaction Policy

        As part of its oversight responsibilities, the charter of our Audit Committee requires that the Audit Committee review all related-party transactions for potential conflicts of interest. On November 2, 2006, our Board adopted a formal statement of policy for related-party transactions. The policy requires that the Audit Committee review all transactions between our company and our executive officers, directors, nominees, principal stockholders and other related persons for potential conflicts involving amounts in excess of $5,000. This policy is available on the Investor Relations portion of our website.

Codes of Conduct and Ethics

        We have adopted a code of ethics as part of our compliance program. The code of ethics applies to our chief executive officer, chief financial officer and corporate controller. In addition we have adopted a code of business conduct that applies to all of our officers and employees. Any amendments to, or waivers from, our code of ethics will be posted on our website www.standardparking.com. A copy of these codes of conduct and ethics will be provided to you without charge upon request to investor_relations@standardparking.com.

Insider Trading Restrictions and Policy against Hedging

        Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security whether issued by us or another company, while such person is aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Trades by directors and executive officers are prohibited during certain prescribed black out periods and are required to be pre-cleared by appropriate Standard personnel. This policy prohibits directors and executive officers from engaging in "short" sales with respect to our securities or entering into derivative transactions including exchange traded put or call options, with respect to our securities or engaging in hedging or monetization transactions, such as collars or forward sale contracts, with respect to our securities.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

        Our Board expects that its members will diligently prepare for, attend and participate in all Board and applicable committee meetings, and each annual meeting of stockholders. Directors are also expected to become familiar with our management team and operations as a basis for discharging their oversight responsibilities. All directors serving on our Board at the time of our last annual meeting of stockholders attended the 2012 annual meeting of stockholders. During 2012 our Board held 16 meetings, 12 of which were held by teleconference. Directors who served during 2012 attended 100% of our Board meetings held during their tenure, except Messrs. Roath and Roberts who each missed one meeting.

        The independent members of our Board held three in-person executive sessions in 2012 that were attended by all of the independent directors who were directors at the time of such sessions.

Committees of the Board

        In 2012 our Board had four standing committees to facilitate and assist our Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating & Corporate Governance Committee. Each of these committees operates pursuant to a written charter, which is available in the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com.

  Audit Committee

        The Audit Committee has four members: Charles L. Biggs, who serves as Chair, Karen M. Garrison, Michael J. Roberts and Paul Halpern. Our Board has determined that each of its members meets the financial literacy and independence requirements of The NASDAQ Stock Market LLC, and that Ms. Garrison and Messrs. Biggs, Roberts and Halpern each qualify as an "audit committee financial expert" for purposes of the rules and regulations of the SEC. We limit the number of public-company audit committees on which any Audit Committee member may serve to three. Ms. Garrison serves on the audit committee of Tenet Healthcare and Mr. Roberts serves on the audit committee of CenturyLink, Inc.. Our Board will continue to monitor and assess the audit committee memberships of our Audit Committee members on a regular basis.

        The Audit Committee's primary duties and responsibilities are to:

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  meet with our independent auditors to review the results of the annual audit and to discuss our financial statements, including the independent auditors' judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in our financial statements, our internal control over financial reporting, and management's report with respect to internal control over financial reporting;

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  meet with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q;

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  recommend to our Board the independent auditors to be retained by us;

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  oversee the independence of the independent auditors;

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  evaluate the independent auditors' performance;

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  review and approve the fees of the independent auditors;

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  receive and consider the independent auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs;

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  approve the Audit Committee Report for inclusion in our proxy statement;

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  approve audit and non-audit services provided to us by our independent auditors;

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  consider conflicts of interest and review all transactions with related persons involving executive officers or Board members that are reasonably expected to exceed specified thresholds; and

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  meet with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies and with other members of management to discuss other areas of risk to our company.

        A complete description of the Audit Committee's function may be found in its charter, which is attached to this Proxy Statement as Appendix A, and may also be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.standardparking.com.

        The Audit Committee held seven meetings in 2012, five of which were held by teleconference. Directors who served on the Audit Committee during 2012 attended 100% of the meetings held during their tenure, except Mr. Roberts who missed one meeting.

  Compensation Committee

        The Compensation Committee consists of four directors: Karen M. Garrison, Robert S. Roath, who serves as Chair, Michael J. Roberts and Jonathan P. Ward. Our Board has determined that all members of this committee are independent. The Compensation Committee's primary duties and responsibilities are to:

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  review and discuss with management the Compensation Discussion and Analysis section of the proxy statement;

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  assist in defining a total compensation policy for our executives that supports our overall business strategy and objectives, attracts and retains key executives, links total compensation with business objectives and organizational performance, and provides competitive total compensation opportunities at a reasonable cost;

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  act on behalf of our Board in setting executive compensation policy, administer compensation plans approved by our Board and stockholders, and make decisions or develop recommendations for our Board with respect to the compensation of key executives;

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  review and determine the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements, change in control and severance provisions/agreements, benefits, and supplemental benefits of the named executive officers;

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  review and approve corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluate the Chief Executive Officer's performance in light of those goals and objectives, and determine the Chief Executive Officer's compensation level based on this evaluation; evaluate the Chief Executive Officer's and other key executives' compensation levels and payouts against pre-established performance goals and objectives, an appropriate peer group, and the awards given to the Chief Executive Officer or other executives in past years;

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  review compensation policies and practices applicable to all employees as they related to risk management and determine whether the risks arising from these compensation policies and practices are reasonably likely to have a material adverse effect;

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  approve all compensation consultant engagement fees and terms, including engagements with compensation consultants involving services in addition to executive and director compensation; and

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  prepare a report to be included in our proxy statement and provide other regular reports to our Board.

        A complete description of the Compensation Committee's function may be found in its charter, which is attached to this Proxy Statement as Appendix B, and may also be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.standardparking.com.

        The Compensation Committee held five meetings in 2012, two of which were held by teleconference. Directors who served on the Compensation Committee during 2012 attended 100% of the meetings held during their tenure, except Mr. Roberts who missed one meeting.

        Compensation Committee Interlocks and Insider Participation.    No member of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of our Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

  Executive Committee

        The Executive Committee consists of four directors: Charles L. Biggs, Karen M. Garrison, Robert S. Roath, who serves as Chair, and Michael J. Roberts. Our Board has determined that all members of this committee are independent. The Executive Committee's primary duties and responsibilities include:

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  Exercising some or all powers of our Board between regularly scheduled meetings.

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  Conducting the evaluation of the performance of the Chief Executive Officer, reviewing his compensation and making recommendations regarding changes in compensation to the Compensation Committee.

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  Serving as a sounding board for management on emerging issues, problems and initiatives.

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  Reporting to our Board at the Board's next meeting on any official actions it has taken.

        Notwithstanding the foregoing, the Executive Committee does not have the powers of our Board for:

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  those matters which are expressly delegated to another committee of our Board;

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  matters which, under the General Corporation Law of Delaware ("DGCL"), our Certificate of Incorporation (the "Certificate") or By-Laws cannot be delegated by our Board to a committee;

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  approving or adopting, or commending to the stockholders, any action or matter expressly required by the DGCL or the Certificate to be submitted to the stockholders;

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  adopting, amending or repealing any of our By-Laws;

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  electing officers or filling vacancies on our Board or any committee of our Board; and

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  declaring a dividend, authorizing the issuance of stock (except pursuant to specific authorization by our Board), or such other powers as our Board may from time to time eliminate.

        A complete description of the Executive Committee's function may be found in its charter, which is attached to this Proxy Statement as Appendix C, and may also be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.standardparking.com.

        The Executive Committee was formed in 2012 and it did not hold any meetings in 2012.

  Nominating & Corporate Governance Committee

        The Nominating & Corporate Governance Committee consists of four directors: Charles L. Biggs, Karen M. Garrison, who serves as Chair, Robert S. Roath and Gordon H. Woodward. Our Board has determined that all members of this committee are independent. Ms. Garrison currently serves as a member of the nominating committee of Tenet Healthcare. The Nominating & Corporate Governance Committee's primary duties and responsibilities are to:

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  have general responsibility for Board selection, including the identification of qualified candidates for Board membership, taking into account gender and age diversity as well as diversity of professional experience, education and other individual qualities and attributes that will contribute to Board heterogeneity;

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  recommend to our Board the directors to serve on each committee of our Board;

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  develop and recommend to our Board for its approval a set of corporate governance guidelines that it will review at least annually and recommend any proposed changes to our Board for its approval;

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  approve all director search firm engagement fees and terms; and

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  prepare a report to be included in our proxy statement and provide reports to our Board.

        A complete description of the Nominating & Corporate Governance Committee's function may be found in its charter, which is attached to this Proxy Statement as Appendix D, and may also be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.standardparking.com.

        The Nominating & Corporate Governance Committee held five meetings in 2012, two of which were held by teleconference. Each of the directors who served on the Nominating & Corporate Governance Committee during 2012 attended 100% of the meetings held during their tenure.

EXECUTIVE OFFICERS

        The table below sets forth certain information as of March 1, 2013 regarding our executive officers that are not identified in the table under "Board and Corporate Governance Matters—Nominees for Director."

Name	Age	Position
G. Marc Baumann	57	Chief Financial Officer; President of Urban Operations; Treasurer
William H. Bodenhamer Jr.	60	Executive Vice President—Hospitality Division
Keith B. Evans	45	Executive Vice President—Strategy and Process
Thomas L. Hagerman	52	Executive Vice President; Chief Business Development Officer
Daniel G. Huberty	44	Executive Vice President of Operations
Gerard M. Klaisle	59	Executive Vice President; Chief Human Resource Officer
John Ricchiuto	56	Executive Vice President of Operations
Robert N. Sacks	60	Executive Vice President; General Counsel; Secretary
Edward E. Simmons	63	Executive Vice President of Operations
Robert Toy	56	Executive Vice President of Operations
Steven A. Warshauer	58	Executive Vice President of Operations
Michael K. Wolf	63	Executive Vice President; Chief Administrative Officer; Associate General Counsel

        G. Marc Baumann was appointed Chief Financial Officer, Treasurer and President of Urban Operations in October 2012. Until that time, he had served as our Executive Vice President, Chief Financial Officer and Treasurer since joining the Company in October 2000. From January 1993 to October 2000, Mr. Baumann was chief financial officer for Warburtons Ltd. in Bolton, England. Mr. Baumann is a certified public accountant and a member of both the American Institute of Certified Public Accountants and the Illinois CPA Society. He received his B.S. degree in 1977 from Northwestern University and his M.B.A. degree from the Kellogg School of Management at Northwestern University in 1979.

        William H. Bodenhamer Jr. has served as Executive Vice President—Hospitality Division since October 2012 in connection with the Central Merger. Mr. Bodenhamer is also the president and chief executive officer of USA Parking System, Inc., our subsidiary that provides valet management services to luxury hotels and resorts, since December 1980. Prior to joining our company, Mr. Bodenhamer served as executive vice president of Central Parking Corporation from October 2001 to October 2012. Mr. Bodenhamer serves on numerous committees and boards in various roles, including the American Automobile Association, Auto Club Group, Chairman of Public and Governmental Affairs & Marketing

Committee, and the Fort Lauderdale Downtown Development Authority. Mr. Bodenhamer attended East Carolina University from 1970 to 1974 where he served as the president of the student body and as a member of board of trustees from 2003 to 2011.

        Keith B. Evans has served as our Executive Vice President—Strategy and Process since January 2013. He also served as Senior Vice President Strategy, Technology and Information from September 2003 through December 2012. From September 2001 through August 2003, Mr. Evans served as a Vice President in our Finance Department. Mr. Evans received his B.A. degree from Stanford University in 1989 and his MBA from the Kellogg Graduate School of Management in 1994.

        Thomas L. Hagerman has served as Executive Vice President and Chief Business Development Officer since October 2012. He served as Executive Vice President and Chief Operating Officer from October 2007 to October 2012. He also served as Executive Vice President of Operations from July 2004 through September 2007, and as a Senior Vice President from March 1998 through June 2004. In addition, Mr. Hagerman serves on the board of directors of The Ronald McDonald House of Central Ohio. He received his B.A. degree in marketing from The Ohio State University in 1984, and a B.A. degree in business administration and finance from Almeda University in 2004.

        Daniel G. Huberty has served as Executive Vice President of Operations since October 2012 in connection with the Central Merger. Prior to joining our company, Mr. Huberty served as senior vice president of national sales of Central from October 2011 through September 2012. He worked as a vice president of Clean Energy Fuels Corp. from June 2009 through September 2011. Prior to that, he worked in the parking industry for ABM Industries from June 1993 through August 2009 in various capacities, most recently as the vice president of national sales. In addition to his business career, Mr. Huberty has also served the State of Texas in an elected official capacity, including serving in the Texas House of Representatives from November 2010 to the present. Mr. Huberty is a former Board Member of the National Parking Association, and is a current Board Member of the House Republican Caucus, the Lake House Chamber of Commerce, the Be An Angel Fund, and the Kingwood Fine Arts Society. Mr. Huberty received his B.S. degree from Cleveland State University in 1991 and his M.B.A. from the University of Phoenix in 1998.

        Gerard M. Klaisle has served as Executive Vice President and Chief Human Resource Officer since February 2010. He served as our Senior Vice President—Human Resources from April 2005 through January 2010. Prior to joining our company, Mr. Klaisle was senior vice president of human resources for USF Corporation, a trucking and logistics company, from April 2001 through December 2004. Prior to joining USF Corporation, Mr. Klaisle served 18 years with Midas, Inc. where he rose from director of labor relations to senior vice president, human resources. Mr. Klaisle earned a B.S. degree from LeMoyne College in 1975 and his M.B.A. from Loyola University in Chicago in 1979.

        John Ricchiuto has served as Executive Vice President of Operations since December 2002. Mr. Ricchiuto joined Standard in 1980 as a management trainee. He served as Vice President—Airport Properties Central from 1993 until 1994, and as Senior Vice President—Airport Properties Central and Eastern United States from 1994 until 2002. Mr. Ricchiuto received his B.S. degree from Bowling Green University in 1979.

        Robert N. Sacks has served as Executive Vice President, General Counsel and Secretary since March 1998. Mr. Sacks joined Standard in 1988, and served as General Counsel and Secretary since 1988, as Vice President, Secretary, and General Counsel from 1989, and as Senior Vice President, Secretary and General Counsel from 1997 to March 1998. Mr. Sacks became a director of the USO of Illinois in 2012. Mr. Sacks received his B.A. degree, cum laude, from Northwestern University in 1976 and, in 1979, received his J.D. degree from Suffolk University where he was a member of the Suffolk University Law Review.

        Edward E. Simmons has served as Executive Vice President of Operations since August 1999 and as Senior Vice President of Operations from May 1998 to July 1999. Mr. Simmons has served as president of our affiliate SP Plus Security Services, Inc., formerly known as Preferred Response Security Services, Inc., since 2006. Prior to joining our company, Mr. Simmons was president, chief executive officer and co-founder of Executive Parking, Inc. Mr. Simmons is currently a member of the International Parking Institute. Mr. Simmons is a past executive board member of the Parking Association of California.

        Robert Toy has served as Executive Vice President of Operations since October 2012 in connection with the Central Merger. Prior to joining our company, Mr. Toy served as senior vice president of field operations of Central Parking Corporation from 2010 to October 2013, and in other capacities since 1999. He began his career with Central as executive vice president of USA Parking System, Inc. Mr. Toy attended the University of Kentucky from 1974 to 197 where he majored in Business Administration.

        Steven A. Warshauer has served as Executive Vice President of Operations since March 1998. Mr. Warshauer joined Standard in 1982, initially serving as Vice President, then becoming Senior Vice President. Mr. Warshauer received his B.S. degree from the University of Northern Colorado in 1976 with a major in Accounting.

        Michael K. Wolf has served as Executive Vice President, Chief Administrative Officer and Associate General Counsel since March 1998. Mr. Wolf served as senior vice president and general counsel of a predecessor to Standard from 1990 to January 1998. Mr. Wolf received his B.A. degree in 1971 from the University of Pennsylvania and in 1974 received his J.D. degree from Washington University, where he served as an editor of the Washington University Law Quarterly and was elected to the Order of the Coif.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

  Overview

        2012 was an exceptional year for our company. We completed the Central Merger on October 2, 2012, creating a leading provider of parking management, ground transportation and other ancillary services to institutional, municipal and commercial clients. We believe that the Central Merger will enhance our strategic positioning in these services and will allow us to leverage this scale to maximize stockholder value in the coming years. The Central Merger was an important step in positioning our company to expand our service offerings to existing and future clients.

        Our 2012 executive compensation program was established prior to the merger announcement and it was largely intended to focus the management team on the continued growth in the legacy Standard business by broadening the product offerings and focusing on accelerated growth in the business. On February 12, 2012, we entered into a merger agreement with affiliates of Central, and it became imperative that we keep the management team focused on our clients and the employees in both companies during the period when the Central Merger remained subject to certain closing conditions and regulatory approvals, as well as to ensure stability in the months following the integration. Accordingly, we maintained the continuity in our compensation programs through the pre-merger period and the remainder of the fiscal year with the exception of the issuance of a restricted stock grant to the legacy Standard executive team as well as a one-time grant to one executive from the Central legacy management team in conjunction with his employment agreement. These grants are discussed in more detail below.

        The Central Merger created a company that is uniquely well positioned to compete in the increasingly competitive and diversified facility management services industry. We have consolidated the management teams, integrating many talented executives from both Central and Standard. In order to harmonize the compensation of key executives and recognize the increased scope of responsibilities, we made certain adjustments in base salary and annual incentive targets effective in 2013. However, our 2013 compensation programs are built on the same general and conservative principles that we have historically followed. Our new management team will participate in a single, consistent and straight-forward compensation program in 2013.

        The compensation disclosure described in detail below generally relates to our compensation program prior to the Central Merger except for awards granted to certain executives upon the closing of the Central Merger.

        Our compensation programs are designed to reward employees for producing sustainable growth for our stockholders and to attract, motivate and retain the top talent in the industry. Like most companies, we use a combination of fixed and variable compensation programs to help align the interests of our executives with our stockholders. This "pay for performance" philosophy forms the foundation of this committee's decisions regarding compensation. Underlying these decisions is this committee's belief that the labor market for the type of talent we require is fairly limited and that our executives are among the most capable and highest performing in the industry.

  Reasonableness of Compensation

        After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and not excessive. In making this determination, the Compensation Committee considered many factors, including:

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  Management played an instrumental role in consummating the Central Merger, which effectively doubled the size and complexity of our company;

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  The 2010 Tower's Watson study illustrates that the total cash compensation target levels is positioned at below market median for our Chief Executive Officer and in the third quartile for our named executive officers when compared to general industry, and total direct compensation (including the long-term incentive plan) is at the 50th percentile; and

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  Management has led us to excellent performance levels in recent years.

  Business Performance and Impact on Pay

        We are providing information regarding our business performance and the impact of such business performance upon pay actually realized by our Chief Executive Officer in order to enable our stockholders to better understand our executive compensation program and the key business factors that impact the design and ultimate payments made under our executive compensation program.

        2012 Business Performance.    As described above, the Central Merger was a transformational transaction that has had and will continue to have a significant impact on Standard's business and represents a long-term strategic opportunity for us. In addition to closing the Central Merger in 2012, we delivered solid operating performance in line with both short- and long-term growth targets.

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  We achieved a merger-adjusted earnings per share within the guidance range;

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  The merger integration remains on track with internal goals and timelines; and

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  Our annual run-rate cost synergy expectation is in excess of $26 million by 2015.

        Our performance was reflected in elements of compensation earned or awarded to executives in 2012.

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  Our annual bonus plan primarily rewards year-over-year growth in pre-tax earnings. The annual bonus awards paid an average of 72% of target for our executives, primarily reflecting corporate pre-tax income after merger-related adjustments of 92.5%.

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  Base salaries for senior management (including the named executive officers) increased on average by 2.7%, reflecting our continued caution about the economy. Following the Central Merger, the Compensation Committee authorized a one-time adjustment to the base pay of certain executives effective January 2013, which reflected internal equity considerations related to the merged executive pool, market practice by position, and individual performance.

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  Transaction Restricted Stock Unit Grant—Following the Central Merger, restricted stock units were awarded to members of the executive team who played a key role in the due diligence and subsequent planning that led to the successful closing of the Central Merger as well as retention of the team through the integration period. In addition, the award was intended to ensure the continued focus of the team on the successful integration of the businesses. The one-time award called for varying amounts of restricted stock units depending on the executive, which vest pro-rata over three years beginning on October 4, 2013.

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  Each named executive officer retains a significant amount of long-term compensation tied to the performance of our stock through restricted stock units granted to executives in 2008 and 2012. The executives are truly aligned with the stockholders in that consistent long-term appreciation of the stock will provide substantial compensation to the executive. While the trading price of our stock is an important measure of our performance and a key focus of stockholders, many factors affect the price of our stock. Accordingly, our compensation program seeks to align pay in part to the stock performance, but we also seek to align the metrics under our incentive program with the performance of the business.

        Our stockholders participated in the advisory vote on say-on-pay, and that vote was considered in evaluating the compensation programs of our executives. No changes were deemed necessary for our executive compensation programs because the vote itself and, any stockholder engagement efforts that flowed from the vote, did not indicate any particular stockholder concerns with our executive pay policies and decisions. Approximately 95.8% of our stockholders voted in favor of our 2011 compensation to our named executive officers.

Role of the Compensation Committee

        Our Compensation Committee has administered our executive compensation program since this committee was established in conjunction with our initial public offering in June 2004. Broadly stated, the Compensation Committee's overall role is to oversee all of our compensation plans and policies, administer our equity plans and policies, approve equity grants to our executive officers and review and approve all compensation decisions relating to the named executive officers.

Role of Management

        Our chief executive officer and chief human resource officer regularly and routinely work with our Compensation Committee throughout the year, with input as appropriate from our outside legal counsel, as well as from the Compensation Committee's compensation consultants, Towers Watson, to assist this committee in addressing and discharging its duties and obligations under its charter. Our Chief Executive Officer plays an integral and instrumental role in making specific recommendations to the Compensation Committee regarding the compensation for all of the named executive officers other than the Chief Executive Officer himself. Our Board decides the compensation of our chief executive officer.

Compensation Objectives

        We made no changes to our overall compensation philosophy due to the Central Merger, and it continues to be governed by three fundamental objectives: (1) attracting and retaining qualified key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are critical to our business; (2) motivating performance to achieve specific strategic and operating objectives of our company; and (3) aligning executives' interests with the long-term interests of our stockholders. As described in more detail below, the material elements of our current executive compensation program for named executive officers include a base salary, an annual bonus opportunity in the form of the Management Incentive Compensation Program, perquisites and personal benefits, the Career Restricted Stock Unit Program from 2008 and the Transaction Restricted Stock Unit Grant from the Central Merger both providing a long-term equity incentive opportunity, retirement benefits, severance protection for certain terminations of the named executive officers' employment and other post-termination benefits payable upon retirement, death or disability.

        We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Objective	Compensation Element
Attract and retain qualified executives	Short Term / Annual
• Base Salary
• Annual Bonus / Management Incentive Compensation Program
• Perquisites and Personal Benefits
Long Term
• Career Restricted Stock Unit Program
• Transaction Restricted Stock Unit Grant
• Retirement Benefits and Deferred Compensation
Motivate performance to achieve specific strategies and operating objectives	Short Term / Annual
• Annual Bonus / Management Incentive Compensation Program
Long Term
• Career Restricted Stock Unit Program
• Transaction Restricted Stock Unit Grant
Align named executive officers' and stockholders' long-term interests	Long Term

        The Compensation Committee reviews the executive compensation program and named executive officer compensation on an annual basis. The use and relative contribution of each compensation element is based on a subjective determination by the Compensation Committee of the importance of each compensation element in supporting our financial and strategic objectives after taking into consideration the recommendations of our chief executive officer.

        As illustrated by the table above, base salaries, perquisites and personal benefits, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on company performance. We believe that in order to attract and retain top-caliber executives, we need to provide them with some amount of predictable pay that rewards the executive's continued service. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis.

The other elements are generally paid out on a longer-term basis such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term components allows us to achieve our dual goals of attracting and retaining executives.

        Our annual bonus opportunity is primarily intended to motivate named executive officers' performance to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain executives. Our career restricted stock unit program, as described below, is primarily intended to align named executive officers' long-term interests with stockholders' long-term interests, although we also believe it will help motivate performance and help us attract and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each named executive officer's annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for that period. Career restricted stock units are generally awarded once to each named executive officer and are designed to reward performance over a decade or longer. The Transaction Restricted Stock Unit Grant was designed to reward the performance of our executives who were instrumental in the successful completion of the Central Merger and to incentivize these same executives to ensure that the merged company creates the target stockholder value over the next three years.

Compensation Study, Compensation Philosophy and Benchmarking

        In the later part of 2010, the Compensation Committee engaged Towers Watson as its independent consultant to conduct a new study regarding the relationship of our pay practices to those of other companies. The Towers Watson study concluded, among other things, as follows:

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  Base salaries were generally above the 50th percentile when compared to general industry benchmark data.

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  With the exception of our Chief Executive Officer and Chief Operating Officer targets, total cash and actual cash compensation (base salary and annual bonus) was positioned at or above market median (50th percentile).

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  Long-term compensation of the type typically found at most public companies was generally below the 25th percentile.

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  Total direct compensation (base salary, annual bonus and long-term compensation) was generally positioned between the 25th percentile and market median.

        Compensation decisions for 2012 were based on the 2010 compensation study.

        As discussed above, our Compensation Committee believes that the compensation of our named executive officers must be closely aligned with our performance, on both a short and long-term basis, at responsible levels that are consistent with our cost-conscious culture. At the same time, this committee recognizes that our compensation programs must be designed to attract and retain key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are important to producing superior results for our stockholders.

        We use published survey data as a broad indicator of market performance, but do not benchmark against specific companies within such surveys. We operate in a large and fragmented industry with no direct competitors that are public. Accordingly, we do not use data that are specific to any company within the surveys. Based on the recommendation of Towers Watson, we use data from two nationally recognized published surveys. These surveys represent a broad group of general industry companies and service industry companies. The compensation market study is updated bi-annually.

        The 2012 compensation decisions affecting our named executive officers were primarily made as though the Central Merger would not occur. This means that for 2012 compensation, the 2010 study by

Towers Watson was used which followed the same evaluation methodology as previous studies using survey data for benchmarking. Specifically, the surveys used by Towers Watson in its evaluation of base salaries, total cash compensation and total direct compensation were the Towers Watson Data Services 2010-2011 Top Management Survey which had 1,637 participating organizations and 18,974 incumbents, and the Mercer 2010 Benchmark Database—Executive had 2,269 participating organizations and 44,308 incumbents.

        For compensation planning purposes, Towers Watson has recommended that the most reasonable approach is to evaluate our pay practices for senior executives against this survey data by regressing the survey data to revenues of $1.1 billion. Given the nature of our business model as a parking management company, reported revenues do not accurately reflect proper size comparison. The revenue we manage for clients is more than double our reported revenue, and the corresponding infrastructure necessary to support the business model more closely resembles a company with more than $1.0 billion in revenue. Accordingly, taking these factors into consideration, Towers Watson recommended that we be compared to companies with revenues in the range of $700.0 million to $1.5 billion, specifically targeting $1.1 billion as the appropriate benchmark. Towers Watson also adjusts position specific survey data to better match the actual responsibilities we assign to the position most comparable to the industry standard position. For confidentiality reasons, Tower's Watson and the other survey houses do not disclose the specific compensation data by company in these surveys. We believe that the aforementioned survey group is appropriate because it provides a significant sample size, includes reasonably accurate executive position matches for benchmarking purposes, and includes companies from other industries from which we might potentially recruit.

        Given the information obtained from the current and previous compensation studies, the Compensation Committee has informally adopted a guideline that targets total cash compensation in the 50th percentile range for executive officers when benchmarked to general industry data. This range, however, is merely a guideline because the Compensation Committee does not believe in fixing compensation levels based only on market comparables. Rather, the Compensation Committee believes that other factors should be considered and weighted appropriately, including, but not limited to, the history underlying our current compensation levels, relative compensation levels among our senior executives, pay levels in the parking industry, as well as our overall performance in relation to the performance of other parking companies. Our actual cash compensation practice is to target the market median.

        We manage our pay structure and make compensation decisions using a combination of policies, practices and inherent logic. We have a "pay for performance" culture as exemplified by our management of salaries, bonus compensation and equity compensation. Base salaries typically are adjusted to provide cost of living increases, and our executives' true upside potential has been provided through bonuses, restricted stock units and stock-based award opportunities available under our annual cash and long-term incentive plans. This philosophy and approach are strengthened by our increased use of benchmark data during the base salary, annual bonus and long-term compensation review process.

        Once the likelihood of a successful merger became apparent and the compensation levels of the Central executives were known, we used updated survey information from Towers Watson for our Chief Executive Officer and Chief Financial Officer and President of Urban Operations to determine appropriate market pay levels for the combined company. Specifically, we used the same surveys mentioned above, but benchmarked salaries against companies with revenue of $2 billion. In addition, for the remaining executives, we used the previously mentioned 2010 survey data for the key positions updated to reflect the benchmarks appropriate for a $2 billion company. Accordingly, any recommended adjustment in base salaries or bonus targets are reflected in 2013 compensation.

 Compensation Program Components

        Our compensation to the named executive officers consists primarily of the following elements: base salary, management incentive compensation, perquisites and personal benefits, compensation under our Long Term Incentive Plan that includes the Career Restricted Stock Unit Program and Transaction Restricted Stock Unit Program, retirement benefits and deferred compensation opportunities and severance and other benefits upon termination of employment or a change in control.

  Base Salary

        Base salary is a critical element of named executive officer compensation because it is the source of their consistent income stream and is the most visible barometer of evaluation vis-à-vis the employment market. In establishing and reviewing base salaries, the Compensation Committee considers various factors that include the executive's qualifications and experience, scope of responsibilities, internal pay equity, past performance and achievements, future expectations that include the executive's ability to impact short-term and long-term results, as well as the salary practices at other comparable companies. We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities when compared to companies of comparable size.

  Management Incentive Compensation

        Our named executive officers participate in our Management Incentive Compensation Program, which provides for an annual incentive bonus. Our Compensation Committee oversees this program, and it creates annual performance criteria that are flexible and that change with the needs of our business. By creating target awards and setting performance objectives at the beginning of each fiscal year, our named executive officers have the proper incentives to attain the key performance metrics in the business.

        The target bonuses, metrics, weightings, level of achievement and awards are reported in the tables set forth under "Bonus Targets, Weighting, Metrics and Awards Tables."

  Perquisites and Personal Benefits

        In addition to base salaries and annual bonus opportunities, we provide our named executive officers with certain perquisites and personal benefits. We believe that perquisites are often a way to provide the named executive officers with additional annual compensation that supplements their base salaries and bonus opportunities. When determining each named executive officer's base salary, we take the value of each named executive officer's perquisites and personal benefits into consideration.

        The perquisites and personal benefits paid to each named executive officer in 2012 are reported in column (i) of the Summary Compensation Table, below, and further described in the footnotes thereto.

  Long-Term Incentive Plan

        Currently, a total of 2,175,000 shares of common stock may be issued pursuant to stock awards under our Plan, and the Compensation Committee has approved an increase to 2,975,000 shares, subject to stockholder approval at the 2013 Annual Meeting. The Plan terminates on April 22, 2028. No stock awards may be granted under the Plan after it is terminated. The purpose of the Plan is to enhance long-term profitability and stockholder value by offering common stock and common stock-based and other performance incentives to named executive officers and others who are key to our growth and success. We also view the Plan as a vehicle to attract and retain experienced employees and to align our employees' economic incentives with those of our stockholders. The Plan provides for the issuance of stock options, restricted stock, RSUs, stock appreciation rights, dividend equivalents, other stock-based awards, performance awards and cash awards. In determining the number of any securities that may be granted to named executive officers, the Compensation Committee takes into account the individual's position, scope of responsibility, ability to affect the profitability of the business as well as long-term stockholder value. All option or stock grants are issued so the grant price reflects the market value on the date of grant.

  Career Restricted Stock Unit Program

        General.    Our stockholders approved an amendment to our Long-Term Incentive Plan at our 2008 Annual Meeting that increased the number of shares of common stock available for awards there under, and the Compensation Committee and our Board approved a grant of career restricted stock units that were awarded to the members of our senior management team on July 1, 2008 in lieu of any foreseeable incentive compensation pursuant to the Plan. An overview of the underlying objectives and details of these grants of restricted stock units is as follows:

  Objectives

  •
  Achieve Significant Equity Investment By Senior Management To Align Their Long-Term Interests With Stockholders.  One of our basic compensation objectives is to align our executives' interests with the long-term interests of our stockholders. We believe we can further that objective if the members of our senior management team possess a significant equity interest in our company.

  •
  Retain Senior Management.  Our ongoing future success depends in large part on our success in retaining the members of our senior management team. We believe that a meaningful grant of time-restricted stock units, which represents substantial value to the recipient on day one, will achieve our retention objective.

  Overview of Award Details

  •
  Time Restrictions.  The restricted stock units, or RSUs, that were granted in 2008 are subject to a time restriction that will be removed from one-third of them after ten years of continuous service, from another one-third after eleven years of continuous service, and from the final one-third after twelve years of continuous service. Anyone reaching retirement age (typically age 65) before the expiration of the twelve-year period would be entitled to have all restrictions removed at that time.

  •
  Limitation on Sale after Restriction Removal.  In the year that restrictions are removed, the executive will be entitled to sell enough unrestricted shares to enable him to pay the state and federal income taxes incurred by reason of the restriction removal. Of the remaining unrestricted shares, individuals would be expected to comply with the Long-Term Incentive Plan Stock Ownership Policy Statement as approved and modified by our Board from time to time. Individuals whose employment terminates will have no limitations on their right to sell unrestricted shares after the time of termination.

  •
  Rights On Termination.  The award agreements each address the recipient's rights in the event his employment terminates prior to the removal of the time restrictions from all of the RSUs. An executive who voluntarily resigns other than for good reason, or who is terminated for cause, will forfeit all RSUs as to which the time restriction has not lapsed as of the time of termination. An executive who is terminated by us without cause would retain a prorated portion of his award and the time restrictions would be removed from the retained shares immediately upon termination. Similar treatment would be given to an executive who resigns for good reason or whose employment is terminated due to the executive's permanent disability or death.

  •
  Non-Compete.  The award agreements prohibit the executive from competing with us for a designated period of time after his employment terminates (regardless of the termination reason). Any executive who violates these provisions will forfeit 100% of the award, and we will be entitled to seek recoupment from the executive to recover the proceeds of any award shares previously sold by the executive.

  Transaction Restricted Stock Unit Grant Program

        The Compensation Committee and our Board approved a one-time grant of 217,770 restricted stock units, subject to stockholder approval in some cases, to certain new and existing members of our senior management team on October 4, 2012 in connection with the consummation of the Central Merger. The Transaction Restricted Stock Unit Grant was primarily designed to reward the performance of the individuals responsible for the successful completion of the Central Merger and to incentivize these same executives to ensure that the merged company creates the target stockholder value over the next three years. The shares vest pro-rata over three years beginning on October 4, 2013 with the exception of one new executive on the team whose shares vest only after the completion of three years of service from the merger date. There is no acceleration upon termination from employment and the recipients are subject to the same non-compete restrictions and limitation on sale after the restrictions lapse as with the Career Restricted Stock Unit Program described above.

  Retirement Benefits and Deferred Compensation Opportunities

        Deferred compensation is a tax-advantaged means of providing certain named executive officers with additional compensation that supplements their base salaries and bonus opportunities, including our 401(k) plan. In addition, we have entered into various agreements over the years with certain named executive officers that provide for various retirement benefits and deferred compensation opportunities. These plans grew out of a perceived need to provide some form of retirement income to executives and are intended to provide a modest payment towards retirement.

        Mr. Wilhelm is a party to a Deferred Compensation Agreement with us dated August 1, 1999, as amended on January 25, 2012, which we refer to as a supplemental early retirement plan ("SERP"). This SERP provides him with an annual retirement benefit equal to $112,500 to begin on February 9, 2019, when he attains age 65, and to continue for a period of 15 years thereafter or, if earlier, until his death. Pursuant to the terms of Mr. Wilhelm's employment agreement, we have agreed to pay certain insurance premiums on policies we own insuring Mr. Wilhelm's life related to Mr. Wilhelm's SERP until Mr. Wilhelm attains the age of 65 (and thereafter to the extent necessary to prevent the policies from lapsing, but only until Mr. Wilhelm attains the age of 80) and to continue to provide health insurance coverage for Mr. Wilhelm and his wife until he attains age65.

        Pursuant to the terms of Mr. Baumann's employment agreement, we have agreed to pay the premiums on certain insurance policies owned by Mr. Baumann that will provide an annual cash benefit to him for a period of 15 years, beginning in the year in which Mr. Baumann attains age 65. The current amount of the annual premium is $105,901. If Mr. Baumann's employment is terminated (other than for cause or other than by Mr. Baumann without good reason), we will continue to pay the premiums on the insurance policies until the earlier of Mr. Baumann's death or his attainment of age 65.

        Pursuant to the terms of Mr. Sacks' employment agreement, if he retires after the age of 65, we have agreed to pay him (or his estate) $4,166.67 each month for a total of 240 months. If Mr. Sacks dies while still employed by us, we have agreed to pay his estate an aggregate of $416,980 in 60 equal monthly installments. We maintain a life insurance policy on Mr. Sacks in an equivalent amount.

  Severance and Other Benefits Upon Termination of Employment or a Change in Control

        In general, the employment agreements of the named executive officers have provisions that are triggered if they are terminated for various reasons. Please see the "Potential Payments Upon Termination or Change-in-Control" section below for a description of the potential payments that may be made to the named executive officers in connection with their termination of employment or a change-in-control. In addition, our Board has the discretion to accelerate the vesting of unvested options or restricted stock awards in the event of a change in control.

  Employment Agreements

        Historically, we have maintained employment agreements with all of our named executive officers. It is customary in the parking industry for senior executives to have employment agreements because it encourages employment continuity and is a practical means to insure that client relationships are protected through the legal enforcement of protective covenants, including the covenant not to compete and the covenant not to solicit customers and employees. Moreover, these agreements were created in part to ensure executive continuity, since until 2007 we had no programs with substantial executive retention value through the creation of forfeiture risk (e.g., pension plan, restricted stock, etc.). Hence, executive retention and protection of our interests have been created in part through the use of employment agreements.

Determination of 2012 Compensation

  General

        All of our executive officers received a salary increases in 2012. Additionally, bonus awards were paid to the chief executive officer, named executive officers. Restricted stock unit awards were made under the Long-Term Incentive Plan in 2012 in connection with the Central Merger.

  Compensation of Our Chief Executive Officer

        Mr. Wilhelm's 2012 compensation was governed largely by his employment agreement with us. Under that agreement, Mr. Wilhelm earned a base salary of $652,453 in fiscal 2012, and his salary increased by $12,238 during 2012. Under our Management Incentive Compensation Program, Mr. Wilhelm earned $125,000 for 2012, as described in detail below under "2012 Bonus Targets, Weighting, Metrics and Awards Tables." As part of our Transaction Restricted Stock Unit Grant Program, Mr. Wilhelm received a grant of 43,122 restricted stock units contingent on stockholder approval under our Long-Term Incentive Plan following the successful completion of the Central Merger, which were valued at $1,000,000 computed in accordance with accounting guidance. In granting the shares we considered among other things Mr. Wilhelm's efforts in the negotiations and personal involvement in the deal structure which resulted in a successful merger, the anticipated importance of his role post merger in successfully integrating the two companies, and our desire to continue to provide an incentive to ensure the merger goals are attained. Our liability for Mr. Wilhelm's SERP benefit increased by $53,376 during fiscal 2012, and our total liability under this SERP was $944,345 as of December 31, 2012. Other compensation, including perquisites, totaled $24,859.

  Compensation of Our Other Named Executive Officers

        All of our other named executive officers have entered into employment agreements with us, and their compensation is governed largely by their respective agreements. The base salary earned for each for the year ended December 31, 2012 was as follows: Mr. Baumann—$466,935, Mr. Hagerman—$419,639, Mr. Sacks—$336,248 and Mr. Warshauer—$448,846. Mr. Baumann received a 2.7% increase in his base salary in 2012 pursuant to his employment agreement and an increase of 22.38% on October 1, 2012 related to the Central Merger; Messrs. Hagerman, Sacks and Warshauer each received a 2.7% increase in his base salary in 2012. Pursuant to the Transaction Restricted Stock Unit Grant Program, Messrs. Baumann and Sacks were each awarded 17,249 restricted stock units valued at approximately $400,000, and Messrs. Hagerman and Warshauer were each awarded 12,937 restricted stock units valued at approximately $300,000. In granting the shares we considered the anticipated importance of their roles post merger in successfully integrating the two companies and to continue to provide an incentive to ensure the merger goals are attained.

        Awards made to these four executives for 2012 under the Management Incentive Compensation Program, based on their individual achievement of their respective performance goals, ranged from $63,532 to $102,142 as set forth below under "2012 Bonus Targets, Weighting, Metrics and Awards Tables." Mr. Baumann received $105,901 for certain retirement benefits as described in the "Retirement Benefits and Deferred Compensation Opportunities" section above and for a separate life insurance premium payment. Our liability for Mr. Sack's SERP benefit increased by $27,720 during fiscal 2012, and our total liability under this SERP was $361,518 as of December 31, 2012.

  2012 Bonus Targets, Weighting, Metrics and Awards Tables

					Actual Results
Name	Metrics	Weighting	Threshold Metrics($)	Target Metrics($)	Maximum Metrics($)	Metrics	Metrics (% Target)
James A. Wilhelm	Company pre-tax net	100%	29,651,429	37,064,286	46,330,358	34,279,309	92.50
President; Chief Executive	income
Officer

G. Marc Baumann	Company pre-tax net	100%	29,651,429	37,064,286	42,030,900	34,279,309	92.50
Chief Financial Officer;	income
President of Urban Operations

Thomas L. Hagerman	Company pre-tax net	50%	29,651,429	37,064,286	42,030,900	34,279,309	92.50
EVP; Chief Business	income
Development Officer
	COO pre-tax net income	50%	52,072,727	57,858,585	63,644,444	56,685,820	97.97

Robert N. Sacks	Company pre-tax net	100%	29,651,429	37,064,286	42,030,900	34,279,309	92.50
EVP; General Counsel	income

Steven A. Warshauer	Company pre-tax net	50%	29,651,429	37,064,286	42,030,900	34,279,309	92.50
EVP—Operations	income
	DIV pre-tax net income	50%	24,012,007	26,680,008	29,348,009	26,926,887	100.93

Name	Base Salary	Target Bonus	Target Bonus	Metrics	Weighting	Threshold Bonus	Maximum Bonus	Actual Bonus	Actual Bonus
James A. Wilhelm	$652,453	$200,000	30.65%	Company pre-tax net income	100%	$10,000	$370,000	$125,000	62.5%
G. Marc Baumann	$466,935	$163,427	35.00%	Company pre-tax net income	100%	$8,171	$245,141	$102,142	62.5%
Thomas L. Hagerman	$419,639	$120,000	28.60%	Company pre-tax net income	50%	$9,000	$180,000	$85,500	71.25%
				COO pre-tax net income	50%
Robert N. Sacks	$336,248	$101,651	30.23%	Company pre-tax net income	100%	$5,083	$152,477	$63,532	62.5%
Steven A. Warshauer	$448,846	$91,800	20.45%	Company pre-tax net income	50%	$6,885	$137,700	$76,653	83.5%
				DIV pre-tax net income	50%

        The Compensation Committee believes that the pre-tax income measure for our Chief Executive Officer and the other named executive officers that participate in the program is the appropriate measure of performance at this time. This measure will likely evolve and ultimately be modified as circumstances warrant, including possible adjustments due to acquisitions and other atypical events. With the exception of Mr. Baumann, whose target opportunity has historically been based on a percentage of his base salary, the other participating executives' target bonus opportunities are fixed and subject to change only via approval of the Compensation Committee.

Determination of 2013 Compensation

        As discussed above, once it was determined that the Central Merger was likely to be consummated, we underwent a review of our executive officers' total cash compensation in light of the larger scope and complexity of these positions, internal equity considerations (with the Central counterparts) as well as individual performance. In early 2012, Towers—Watson benchmarked the total cash compensation (base salary and target bonus) of our Chief Executive Officer and Chief Financial Officer to like positions in companies of $2 billion in revenue. The remainder of the executives were benchmarked using the previous 2010 Executive Compensation survey referenced under "Compensation Study, Compensation Philosophy and Benchmarking." However, instead of the $1 billion benchmark previously used for benchmarking total cash compensation prior to the Central Merger, we used the $1.5 billion revenue threshold, as it more accurately reflected the size of the post-merger company.

        The various considerations associated with the Central Merger and the benchmarking exercise noted above resulted in salary adjustments as well as modifications to the bonus targets effective in 2013 for all five named executive officers. The base salary and target bonus adjustments for the named executive officers are reflected in the table below. The basis for the changes are the increased in the scope and responsibilities for each position, individual performance of the executive, internal equity with the executives joining from Central and, in the case of Mr. Baumann, the assumption of the duties of the newly created President of Urban Operations role in addition to the duties of his current role as Chief Financial Officer. Mr. Baumann's salary as Chief Financial Officer benchmarked at $500,000 (market median for a Chief Financial Officer for a $2 billion company). The base salary was then adjusted by 10% to reflect the assumption of the concurrent role of President of Urban Operations.

        While the 2013 salary adjustments were modest relative to the increased scope and responsibilities associated with a company that is basically doubling in size, the bonus target increases on a percentage basis were more liberal, reflecting a recognition that the company's bonus targets have historically been well below market median for the executive team. This realization was further reinforced by the Central executive bonus targets, which were in many instances close to twice the size of the Standard targets. The proposed adjustments to bonus targets continue to place emphasis on pay for performance via variable pay in lieu of fixed pay (salary). The target bonus opportunities are fixed and subject to change only via approval of the Compensation Committee.

 2013 Salaries and Bonus Targets for Named Executive Officers

Name and Position	2012 Annual Salary($)	Post- Merger Salary increase ($)	Difference($)	2012 Target Bonus($)	2013 Target Bonus($)	2013 Total Target Cash Comp($)	Total cash comp. from Towers survey($)	Median
James A. Wilhelm	657,000	800,000	143,000	200,000	400,000	1,200,000	1,617,000	Median
President; Chief Executive								$2 billion
Officer
G. Marc Baumann	449,500	550,000	100,500	163,427	250,000	800,000	744,000	Median
Chief Financial Officer;								$2 billion
President of Urban Operations
Thomas L. Hagerman	422,864	450,000	27,136	120,000	150,000	600,000	548,000	75th%
EVP; Chief Business								$1.5 billion
Development Officer
Robert N. Sacks	338,842	360,842	22,000	101,651	120,000	480,842	610,000	75th%
EVP; General Counsel								$1.5 billion -
								$600 million division
Steven A. Warshauer	452,296	470,000	17,704	92,000	150,000	620,000	548,000	75th%
EVP—Operations								$1.5 billion -
								$600 million division

*
The increases in salaries and targets for the named executive officers became effective on January 1, 2013 with the exception of Mr. Baumann, whose increase was effective October 1, 2012. The salary increase percentages were 22% for Mr. Wilhelm, 22% for Mr. Baumann, 6.4% for Mr. Hagerman, 6.5% for Mr. Sacks and 3.9% for Mr. Warshauer.

**
External salary data benchmarks are from the April 2010 Executive Compensation Analysis presented to the Board with the exception of the data for Chief Executive Officer and Chief Financial Officer, which was from an updated analysis by Towers-Watson in conjunction with the merger planning.

        With the exception of the changes we made above, the various components of our 2012 compensation program will remain in place for 2013. During 2013, the Compensation Committee intends to initiate an executive compensation review using the Compensation Committee's compensation consultant to assist with benchmarking, including the evaluation and potential adoption of a new long-term incentive plan..

Tax and Accounting Considerations

        We measure stock-based compensation expense at the grant date, based on the fair value of the award, and the expense is recognized over the requisite employee service period (generally, the vesting period) for awards expected to vest (considering estimated forfeitures). Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

        Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers to $1,000,000 per year unless the compensation qualifies as performance-based. The Compensation Committee's does take into consideration Section 162(m) in establishing compensation of our executives but considers other factors and business needs as well. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to the amount that is deductible under Section 162(m) of the Code.

 Relationship between Compensation Plans and Risk

        The Committee has concluded that it is not reasonably likely that the risks arising from our compensation policies and practices would have a material adverse effect on the company due to a variety of factors. In reaching this conclusion, the Committee considered the following factors:

  •
  Our compensation program is designed to provide a mix of both fixed and variable incentive compensation with no one component of pay providing a disproportionate segment of the whole; and

  •
  Our compensation is balanced between a variety of different measures and both short-term and long-term incentives are designed to reward execution of our short-term and long-term corporate strategies.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing "Compensation Discussion and Analysis," and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

By the Compensation Committee,
Karen M. Garrison Robert S. Roath (Chair) Michael J. Roberts Jonathan P. Ward

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal years ending December 31, 2012, 2011 and 2010 by our Principal Executive Officer (PEO), Principal Financial Officer (PFO) and the three other highest paid executive officers other than the PEO and PFO. These persons are referred to, collectively, as the "named executive officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension and NQDC Earnings ($)(3)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
James A Wilhelm	2012	652,453	—	1,000,000	—	125,000	53,376	24,859	(4)	1,855,688
President; Chief Executive	2011	640,215	—	—	—	236,800	113,677	22,159		1,012,851
Officer (PEO)	2010	635,661	—	—	—	150,000	108,256	21,102		915,019
G. Marc Baumann	2012	466,935	—	400,004	—	102,142	—	119,531	(5)	1,088,612
Chief Financial Officer	2011	437,610	—	—	—	181,339	—	93,146		712,095
(PFO); President of Urban	2010	431,372	—	—	—	116,602	—	91,605		639,579
Operations
Thomas L. Hagerman	2012	419,639	—	300,009	—	85,500	—	27,100	(6)	832,248
EVP; Chief Business	2011	411,767	—	—	—	127,440	—	23,449		562,656
Development Officer	2010	404,713	—	—	—	94,000	—	17,365		516,078
Robert N. Sacks	2012	336,248	—	400,004	—	63,532	27,720	24,687	(7)	852,191
EVP; General Counsel	2011	329,940	—	—	—	117,190	24,733	35,112		469,009
	2010	327,593	—	—	—	79,224	21,746	33,919		390,858
Steven A. Warshauer	2012	448,846	—	300,009	—	76,653	—	15,116	(8)	840,624
EVP—Operations	2011	440,424	—	—	—	103,918	—	10,736		555,078
	2010	437,291	—	—	—	64,260	—	10,161		511,712

(1)
The amounts for 2012 included in column (e) are comprised of restricted stock units. The amounts are the aggregate grant date fair values of awards granted in the fiscal year shown, computed in accordance with accounting guidance (excluding any risk of forfeiture). These RSUs were granted on October 4, 2012 upon completion of the Central Merger, and they vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)
The amounts for 2012 included in column (g) reflect cash bonuses paid pursuant to our Management Incentive Compensation Program.

(3)
The amounts for 2012 included under column (h) for Messrs. Wilhelm and Sacks reflect the difference between our liability for their respective SERP benefits at the beginning and end of each respective year.

(4)
The amount for 2012 shown in column (i) for Mr. Wilhelm reflects contributions made by us under our 401(k) plan in the amount of $5,000, $2,064 for group term life insurance and $331 in premiums for an executive long-term disability policy. It also includes $4,740 in company-paid parking, $12,299 in club dues and $425 in airline clubs.

(5)
The amount for 2012 shown under column (i) for Mr. Baumann reflects contributions made by us under our 401(k) plan in the amount of $5,000, $2,064 for group term life insurance, $1,084 in company-paid parking and $450 in airline clubs. Also included are payments in the amount of $5,033 attributable to a company-paid comprehensive physical exam and premium payments of $105,901 made in 2012 for insurance policies on behalf of Mr. Baumann.

(6)
The amount for 2012 shown under column (i) for Mr. Hagerman reflects contributions made by us under our 401(k) plan in the amounts of $4,175 and $1,029 for group term life insurance. It also includes $7,943 in reimbursement of medical expenses. Finally, the amount also includes payments in the amount of $8,728 for club dues, $475 in airline clubs and premium payments made on Mr. Hagerman's behalf in the amount of $4,750 for insurance policies.

(7)
The amount for 2012 shown under column (i) for Mr. Sacks reflects contributions made by us under our 401(k) plan in the amount of $5,000, $1,491 in contributions to a group term life insurance policy and $1,336 in premiums for an executive long-term disability policy. It also includes $12,942 in reimbursement of medical expenses, $3,468 in company-paid parking and $450 in airline clubs.

(8)
The amount for 2012 shown under column (i) for Mr. Warshauer reflects contributions made by us under our 401(k) plan in the amount of $5,000 and $2,064 in contributions to a group term life insurance policy. Also included are payments in the amount of $3,468 for company-paid parking and $4,584 attributable to a company-paid comprehensive physical exam.

Employment Agreements

        Mr. Wilhelm.    We entered into an Amended and Restated Executive Employment Agreement with Mr. Wilhelm on January 28, 2009, as amended on January 25, 2012. Pursuant to the terms of this employment agreement, we have agreed to pay certain life insurance premiums on policies that we own insuring Mr. Wilhelm's life and to continue to provide health insurance coverage for Mr. Wilhelm and his wife until he attains age 65.

        If we terminate Mr. Wilhelm's employment for cause, Mr. Wilhelm is not entitled to severance but is entitled to receive salary continuation in the amount of $100,000, paid in monthly installments over his 18-month non-competition period or until his earlier death or disability. If we terminate Mr. Wilhelm's employment other than for cause, or if he resigns with good reason, Mr. Wilhelm is entitled to both severance and salary continuation, equal in the aggregate to five times his base salary and most recent annual bonus at the time of termination. Severance amounts are paid in accordance with our normal payroll schedule and the salary continuation payment is paid in monthly installments over the five-year non-solicitation period, or in each case until Mr. Wilhelm's earlier death or disability.

        Mr. Wilhelm's annual salary is governed by his employment agreement. His annual salary as of March 1, 2013 is $800,009, subject to annual cost of living adjustments pursuant to his employment agreement. Mr. Wilhelm is also entitled to an annual bonus based on corporate financial performance goals set annually; the minimum target amount of such bonus is $150,000 per year.

        Messrs. Baumann, Hagerman, Sacks and Warshauer.    We also have employment agreements with each of our other named executive officers. The agreements for Messrs. Hagerman and Warshauer were amended on April 2, 2012 to adjust the salary continuation payments during the non-compete period. The agreements for these four named executive officers provide that following termination of their employment for any reason other than for cause or the executive's voluntary termination, they will receive both termination and salary continuation payments. The amount of the termination payment is equal to the officer's current base salary and target bonus, which will continue to be paid through the end of the current employment period. Additional amounts may be paid as salary continuation; the total amount of both types of payments will be at least the equivalent of two times the current salary and target bonus. In the event of termination for cause or voluntary termination, no termination payments are paid but a salary continuation payment of $50,000 in total will be paid over 12 months.

        In addition, the agreements for Messrs. Baumann and Sacks also provide for termination payments in the event the executive resigns with good reason.

        Each executive's compensation is governed largely by his respective employment agreement, subject to annual review. The annual salary for each as of March 1, 2013 is as follows: Mr. Baumann—$550,000, Mr. Hagerman—$450,008, Mr. Sacks—$360,838 and Mr. Warshauer—$470,000.

        Each of the named executive officers is entitled to an annual bonus based on corporate financial performance goals set annually. The formula and method of bonus calculation are identified in the "Compensation Discussion and Analysis—Management Incentive Compensation" section. In addition, Mr. Wilhelm is entitled to reimbursement for country club initiation fees and monthly dues. The agreements also provide for reimbursement of travel and other expenses in connection with their employment. As of April 1, 2013, the employment agreements terminate on the following dates, subject to the expiration of the annual renewal notice period: Mr. Wilhelm—May 1, 2015, Mr. Baumann—October 1, 2014, Mr. Hagerman—December 31, 2013, Mr. Sacks—March 30, 2015, and Mr. Warshauer—December 31, 2013.

Grants of Plan-Based Awards for 2012

        The following table sets forth information regarding grants of restricted stock units to our named executive officers that received RSUs pursuant to our Long-Term Incentive Plan and bonus amounts achievable pursuant to our Management Incentive Compensation Program during 2012. These RSUs represent the right, subject to the terms conditions and vesting schedule of the Plan and applicable restricted stock unit agreement, to receive a distribution of a share of our common stock. The RSUs vest in one-third installments on each of the first, second and third anniversaries of the grant date, and the agreements provide for accelerated vesting upon the recipient's retirement.

					All Other Stock Awards: Number of Shares of Stock or Units(2) (#)
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)				Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
James A. Wilhelm	10/4/2012	10,000	200,000	370,000	43,122	1,000,000
G. Marc Baumann	10/4/2012	8,171	163,427	245,141	17,249	400,004
Thomas L. Hagerman	10/4/2012	9,000	120,000	180,000	12,937	300,009
Robert N. Sacks	10/4/2012	5,083	101,651	152,477	17,249	400,004
Steven A. Warshauer	10/4/2012	6,885	91,800	137,700	12,937	300,009

(1)
The amounts included in columns (c), (d) and (e) reflect the bonus amounts achievable pursuant to our Management Incentive Compensation Program.

(2)
Column (f) sets forth the number of RSUs granted on October 4, 2012.

(3)
Column (g) sets forth the grant date fair value of the restricted stock units based on the closing price of our common stock on the grant date, October 4, 2012 and computed in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year-End 2012

        The following table shows stock awards subject to performance restrictions and other contingencies outstanding on December 31, 2012, the last day of our fiscal year, for our named executive officers. No named executive officer held stock options as of December 31, 2012.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
James A. Wilhelm	43,122	(2)	948,253
G. Marc Baumann	59,249	(3)	1,302,886
Thomas L. Hagerman	54,937	(4)	1,208,065
Robert N. Sacks	59,249	(5)	1,302,886
Steven A. Warshauer	54,937	(6)	1,208,065

(1)
Includes 96,491 restricted stock units contingently awarded to our named executive officers on October 4, 2012 that will not be granted unless the amendment to the Company's Long-Term Incentive Plan (Proposal No. 2) is approved by our stockholders.

(2)
These RSUs will vest in three equal annual installments commencing on October 4, 2013.

(3)
42,000 of these RSUs will vest on 7/16/2015 and 17,249 of these RSUs will vest in three equal annual installments commencing on October 4, 2013.

(4)
14,000 of these RSUs will vest on 7/1/2018, 14,000 on 7/1/19 and 14,000 on 7/1/20 and 12,937 of these RSUs will vest in three equal annual installments commencing on October 4, 2013.

(5)
42,000 of these RSUs will vest on 1/6/2018 and 17,249 of these RSUs will vest in three equal annual installments commencing on October 4, 2013.

(6)
42,000 of these RSUs will vest on 11/16/2014 and 12,937 of these RSUs will vest in three equal annual installments commencing on October 4, 2013.

Option Exercises and Stock Vested During 2012

        The following table shows the number of shares acquired upon exercise of options as well as the shares of stock that became free of restrictions and the value of by each participating named executive officer during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James A. Wilhelm	—	—	104,000	1,940,640
G. Marc Baumann	—	—	—	—
Thomas L. Hagerman	—	—	—	—
Robert N. Sacks	—	—	—	—
Steven A. Warshauer	—	—	—	—

Option Re-Pricing

        We have not engaged in any option re-pricings or other modifications to any of our outstanding equity awards during fiscal year 2012.

Pension Benefits

        The following table describes pension benefits to our participating named executive officers:

Executive	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
James A. Wilhelm	Deferred Compensation Agreement	(1)	$944,345	—
Robert N. Sacks	Deferred Compensation Agreement	(2)	361,518	—

(1)
The benefit provided under Mr. Wilhelm's SERP is not based on a credited service calculation or vesting but rather is a fixed benefit payable at age 65 subject to certain restrictions as described in the Compensation Discussion and Analysis under the section titled "Retirement Benefits and Deferred Compensation Opportunities."

(2)
The benefit provided under Mr. Sack's SERP is not based on a credited service calculation or vesting but rather is a fixed benefit payable at age 65 subject to certain restrictions as described in the Compensation Discussion and Analysis under the section titled "Retirement Benefits and Deferred Compensation Opportunities."

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

        Our named executive officers participated in a Deferred Compensation Plan that provided each with the opportunity to defer an amount which, when combined with his 401(k) plan deferral, will equal the maximum allowable deferral pursuant to the IRS section 415 limits. The following table sets forth the nonqualified deferred compensation of our named executive officers that received such compensation for the fiscal year ending December 31, 2012.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
James A. Wilhelm	72,814	5,000	3,459	—	244,537
G. Marc Baumann	8,405	5,000	457	—	41,480
Thomas L. Hagerman	6,169	4,175	382	4,479	13,842
Robert N. Sacks	47,669	5,000	603	—	294,578
Steven A. Warshauer	8,079	5,000	575	—	46,315

(1)
The amounts included in column (b) are included as Salary in column (c) of the Summary Compensation Table.

(2)
The amounts included in column (c) are included as All Other Compensation in column (i) of the Summary Compensation Table.

Potential Payments on Termination or Change in Control

  Potential Payments to Chief Executive Officer

        Pursuant to Mr. Wilhelm's employment agreement, if he is terminated for any reason, we are obligated to pay him or his estate, as applicable, an amount equal to his base salary earned through the date of termination plus accrued but unused vacation pay and other benefits earned through the date of termination. In addition, we are required to make the following payments to Mr. Wilhelm:

  •
  if his termination occurs for any reason other than (i) cause, (ii) performance reasons, (iii) his voluntary resignation without good reason (as defined in his employment agreement) or (iv) his disability, an amount equal to five times the sum of his most recent annual base salary plus the amount of any annual bonus paid to him for the immediately preceding calendar year, payable in equal monthly installments over a period of 60 months;

  •
  if we terminate him for cause, an amount equal to $100,000, payable in equal monthly installments over a period of 18 months; and

  •
  if we terminate him because of performance reasons or he voluntarily terminates his employment without good reason (as defined in his employment agreement), an amount equal to his annual base salary in effect at the date of termination, payable in equal monthly installments over a period of 18 months.

        We own certain life insurance policies insuring the life of Mr. Wilhelm, and he has various rights with respect to these policies if he is terminated (in addition to rights that he has with respect to those policies while he is still employed). If Mr. Wilhelm's employment is terminated for any reason other than cause, performance reasons or his voluntary termination, he may elect either to have one hundred percent (100%) of our ownership interest in the life insurance policies assigned to him or to require us to maintain the policies, with the cost of such maintenance to be borne by us. Notwithstanding the foregoing, if Mr. Wilhelm's employment is terminated as the result of his death or at any time before he has acquired ownership of any of the life insurance policies, we will pay his beneficiary, without reduction, the full death benefits payable under those policies that have not previously been acquired by Mr. Wilhelm.

  Potential Payments to Other Named Executive Officers

        Each of our employment agreements with Messrs. Baumann, Hagerman, Sacks and Warshauer is terminable by us for cause. If their employment is terminated by reason of their death, we are obligated to pay their respective estates an amount equal to the base salary earned through the end of the calendar month in which death occurs, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. In addition, if Mr. Sacks' employment terminates due to death, his estate receives an aggregate amount of $416,980 paid in 60 monthly installments.

        If the employment of Messrs. Baumann, Hagerman, Sacks or Warshauer is terminated by reason of their disability, we are obligated to pay him or his legal representative an amount equal to his annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. Upon termination of the employment of Messrs. Baumann, Hagerman, Sacks or Warshauer for any reason other than cause or the executive's voluntary resignation without good reason, we must (i) pay the executive, for a period of 24 months following termination, payments at the rate of the executive's most recent annual base salary and annual target bonus, and (ii) provide the executive and/or his family with certain other benefits. Upon termination of the employment of Messrs. Baumann, Hagerman, Sacks and Warshauer for cause or by reason of the executive's voluntary resignation without good reason, we must pay the executive the sum of $50,000 over a 12-month period.

        Messrs. Baumann, Hagerman, Sacks and Warshauer are subject to non-competition and non-solicitation agreements for 24 months following termination of their employment.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Wilhelm, our President and Principal Executive Officer, as if his employment terminated as of December 31, 2012, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason or Termination by Company for Performance Reasons ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause or Performance Reasons ($)		Termination by Company for Cause ($)		Termination by the Company Within 24 Months Following a Change in Control ($)
Compensation
Base salary	657,467	(1)	3,912,336	(2)	3,912,336	(2)	100,000	(1)	3,912,336	(2)
Cash incentive	—		—	(3)	—	(3)	—		—	(3)
Restricted Stock Units—Accelerated	—		—		—		—		948,252
Benefit and Perquisites
Health Benefits	—		75,505	(4)	75,505	(4)	—		75,505	(4)
Total	657,467		3,987,841		3,987,841		100,000		4,936,093

(1)
Payable as salary continuation over 18 months.

(2)
Payable as salary continuation over 60 months.

(3)
Bonus incentive is included within calculation of base salary per employment agreement severance provision.

(4)
Estimated cost of health insurance coverage continuation for 60 months computed at current premium.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Baumann, our Principal Financial Officer, as if his employment terminated as of December 31, 2012, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)		Termination by the Company Within 24 Months Following a Change in Control ($)
Compensation
Base salary	50,000	(1)	1,100,000	(2)	1,100,000	(2)	50,000	(1)	1,100,000	(2)
Target cash incentive	—		326,854	(2)	326,854	(2)	—		326,854	(2)
Restricted Stock Units—Accelerated	—		—		—		—		1,302,886
Benefits and Perquisites
Health Benefits	—		26,427	(3)	26,427	(3)	—		26,427	(3)
Insurance funding	—		842,162	(4)	842,162	(4)	—		842,162	(4)
Total	50,000		2,295,443		2,295,443		50,000		3,598,329

(1)
Payable as salary continuation for 12 months.

(2)
Payable as salary continuation for 24 months.

(3)
Estimated cost of health insurance coverage continuation until October 1, 2014 computed at current premium.

(4)
Estimated cost of certain life insurance policy payments computed based on 2012 premiums.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Hagerman, an Executive Vice President and our Chief Business Development Officer, as if his employment terminated as of December 31, 2012, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)		Termination by the Company Within 24 Months Following a Change in Control ($)
Compensation
Base salary	50,000	(1)	845,728	(2)	845,728	(2)	50,000	(1)	845,728	(2)
Target cash incentive	—		240,000	(2)	240,000	(2)	—		240,000	(2)
Restricted Stock Units—Accelerated	—		—		—		—		1,208,065
Benefits and Perquisites
Health Benefits	—		17,329	(3)	17,329	(3)	—		17,329	(3)
Total	50,000	(1)	1,103,057		1,103,057		50,000		2,311,122

(1)
Payable as salary continuation over 12 months subject to compliance with covenant not to solicit.

(2)
Payable as salary continuation over 24 months subject to compliance with covenant not to solicit.

(3)
Estimated cost of health insurance coverage continuation through March 30, 2013 computed at current premium.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Sacks, an Executive Vice President, as if his employment terminated as of December 31, 2012, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)		Termination by the Company Within 24 Months Following a Change in Control ($)
Compensation
Base salary	50,000	(1)	677,664	(2)	677,664	(2)	50,000	(1)	677,664	(2)
Target cash incentive	—		203,302	(2)	203,302	(2)	—		203,302	(2)
Restricted Stock Units—Accelerated	—		—		—		—		1,302,866
Benefits and Perquisites
Health Benefits	—		33,269	(3)	33,269	(3)	—		33,269	(3)
Total	50,000		914,235		914,235		50,000		2,217,101

(1)
Payable as salary continuation over 12 months subject to compliance with covenant not to solicit.

(2)
Payable as salary continuation over 24 months subject to compliance with covenant not to solicit.

(3)
Estimated cost of health insurance coverage continuation through March 31, 2015 computed at current premium.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Warshauer, an Executive Vice President, as if his employment terminated as of December 31, 2012, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)		Termination by the Company Within 24 Months Following a Change in Control ($)
Compensation
Base salary	50,000	(1)	904,592	(2)	904,592	(2)	50,000	(1)	904,592	(2)
Target cash incentive	—		183,600	(2)	183,600	(2)	—		183,600	(2)
Restricted Stock Units—Accelerated	—		—		—		—		1,208,065
Benefits and Perquisites
Health Benefits	—	(1)	13,481	(2)	13,481	(2)	—	(1)	13,481	(2)
Total	50,000		1,101,673		1,101,673		50,000		2,309,738

(1)
Payable as salary continuation for 12 months.

(2)
Payable as salary continuation for 24 months.

(3)
Estimated cost of health insurance coverage continuation through December 31, 2012 computed at current premium.

DIRECTOR COMPENSATION

Director Compensation Disclosure Table

        The following table sets forth the compensation earned for services rendered to us for the fiscal year ending December 31, 2012 by our non-executive directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Charles L. Biggs	120,000	55,000	—	—	175,000
Karen M. Garrison	122,500	55,000	—	—	177,500
Paul Halpern	15,000	—	—	—	15,000
Robert S. Roath	117,500	—	80,000	—	197,500
Michael J. Roberts	90,000	55,000	—	—	145,000
Jonathan P. Ward	15,000	—	—	—	15,000
Gordon H. Woodward	15,000	—	—	—	15,000

(1)
Represents the aggregate grant date fair value computed in accordance with accounting rules.

(2)
Each share of phantom stock is the economic equivalent of one share of common stock. The shares of phantom stock become payable, in cash or common stock, at the election of the reporting person upon a qualifying distribution event.

        In 2012 Charles L. Biggs, Karen M. Garrison and Michael J. Roberts each received $30,000 in cash as an annual retainer, and Robert S. Roath, who also serves as Chairman, received $50,000 in cash as an annual retainer.

        Messrs. Biggs and Roberts and Ms. Garrison each received a fully vested stock grant of 2,917 shares of common stock on April 25, 2012 for their service as directors. Mr. Roath received a grant of

4,244 shares of phantom stock on April 25, 2012 for his service as a director and the chairman of the board.

        All of the directors, except Mr. Wilhelm, received $2,500 for each Board or committee meeting that he or she attended. All directors received reimbursement for expenses incurred in connection with such meetings. The Chair of the Audit Committee, Mr. Biggs, received an additional annual retainer of $20,000, and the chair of the Nominating & Corporate Governance Committee, Ms. Garrison, and Chair of the Compensation Committee, Mr. Roath, each received an additional retainer of $10,000 per year.

EQUITY COMPENSATION PLAN INFORMATION

        This table provides information about our common stock subject to equity compensation plans as of December 31, 2012:

Equity Compensation Plan Information Table

Plan Category	Number of Securities to be Based Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by securities holders	730,526	$0.06	0
Equity compensation plans not approved by securities holders	—	—	—

Total	730,526	$0.06	0

        If any stock award expires or otherwise terminates, in whole or in part, without having been exercised in full (or vested in the case of restricted stock), the stock not acquired under such stock award reverts to and again becomes available for issuance under the Plan. If any common stock acquired pursuant to the exercise of an option for any reason is repurchased by us under an unvested share repurchase option provided under the Plan, the stock repurchased by us under such repurchase option will revert to again become available for issuance under the Plan. The foregoing notwithstanding, subject to the adoption of the Plan Amendment, common stock which is withheld from an award to pay the exercise price with respect to such award or to pay a participant's tax obligations with respect to an award shall not again be available for issuance under the Plan.

TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS

        The following is a summary of transactions during 2012, or currently proposed transactions, between our company and our executive officers, directors, nominees, principal stockholders and other related persons involving amounts in excess of $120,000. The Audit Committee has approved each of the transactions with a related person described below.

Agreement and Plan of Merger

        On October 2, 2012 (the "Closing Date"), we completed our acquisition of KCPC Holdings, Inc., a Delaware corporation ("KCPC") and the ultimate parent of Central Parking Corporation, by means of a merger (the "Central Merger") of Hermitage Merger Sub, Inc., our wholly owned subsidiary ("Merger Sub"), with and into KCPC, pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 28, 2012, by and among Standard, KCPC, Merger Sub and

Kohlberg CPC Rep, L.L.C., in its capacity as the stockholders' representative thereunder (the "Stockholders' Representative"). KCPC was the surviving corporation in the Central Merger and, as a result, is now our wholly owned subsidiary.

        Pursuant to the Merger Agreement, the stockholders of KCPC (the "Central Stockholders") received, in aggregate, 6,161,332 shares of our common stock, subject to reduction under specified circumstances. In addition, each Central Stockholder will be entitled to receive a pro rata portion of $27.0 million of total cash consideration, subject to adjustment, to be paid on October 2, 2015, to the extent not used to satisfy the Central Stockholders' indemnity obligations that may arise.

        The Merger Agreement contains customary representations, warranties and covenants of our company and Central, including, among others, covenants of each of Standard and Central not to engage in certain significant actions without the prior written consent of the other party, such as declaring dividends and incurring additional indebtedness.

        Pursuant to the Merger Agreement, the Central Stockholders have agreed to indemnify our company for a number of items, including, among others, adverse consequences resulting from breaches of representations, warranties and covenants and certain identified liabilities. These indemnification obligations are in certain cases limited to claims that in the aggregate exceed a specified "deductible" amount and, in the aggregate, do not exceed a specified "cap" amount.

        Pursuant to the Merger Agreement, the size of our Board was increased from five to eight members on the Closing Date, and we appointed three individuals designated by the Stockholders' Representative on behalf of the Central Stockholders to fill those vacancies. These three additional directors are Paul Halpern, who is currently the Chief Investment Officer of Versa Capital Management, LLC, an affiliate of certain Central Stockholders that collectively owns approximately 5.5% of our common stock; Jonathan P. Ward, an Operating Partner of Kohlberg & Co., LLC, an affiliate of certain Central Stockholders that collectively owns approximately 16.5% of our common stock; and Gordon H. Woodward, the Chief Investment Officer of Kohlberg & Co., LLC. Our Nominating & Corporate Governance Committee of our Board has recommended, and our Board has nominated, Messrs. Halpern, Ward and Woodward to continue to serve as our directors. If elected, these nominees will serve a one-year term until our next annual meeting. The Stockholders' Representative continues to have rights to designate members to our Board in accordance with the Merger Agreement on behalf of the Central Stockholders.

        The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on February 29, 2012.

Registration Rights Agreement

        In connection with the Central Merger, on the Closing Date, we entered into a Registration Rights Agreement with Kohlberg CPC Rep, L.L.C. ("Kohlberg"), 2929 CPC HoldCo, LLC ("Lubert-Adler"), and VCM STAN-CPC Holdings, LLC ("Versa"), each of which was a Central Stockholder and, as a result of the Central Merger, is now a stockholder of our company. Pursuant to the terms of the Registration Rights Agreement, we are required to file with the SEC a shelf registration statement, registering for public sale by Kohlberg, Lubert-Adler and Versa the shares of our common stock that we issued to such Central Stockholders in connection with the Central Merger, no later than April 2, 2013. Under the Registration Rights Agreement, we must maintain the effectiveness of the shelf registration statement for resales of common stock by such Central Stockholders until the earliest of (i) the date upon which the registrable securities are able to be sold without registration under the Securities Act of 1933, (ii) the date that all registrable securities have been sold and (iii) the seventh anniversary of the effective date of the shelf registration statement. None of Kohlberg, Lubert-Adler or Versa is permitted to request an underwritten offering of registrable securities prior to October 2, 2013 and, prior to the October 2, 2015, none of Kohlberg, Lubert-Adler or Versa may make any offers or sales of registrable securities pursuant to a shelf registration except in a firm commitment underwritten public offering.

        The Registration Rights Agreement also provides Kohlberg, Lubert-Adler and Versa with piggyback registration rights for underwritten public offerings that we may effect for our own account or for the benefit of other selling stockholders.

        The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on October 2, 2012.

Closing Agreements

        In connection with the Central Merger, on February 28, 2012, we entered into initial Closing Agreements (the "Initial Closing Agreements") with each of Lubert-Adler Real Estate Fund V, L.P. and Lubert-Adler Real Estate Parallel Fund V, L.P. (collectively, "Lubert-Adler Entities"); each of Kohlberg Investors V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., and KOCO Investors V, L.P. (collectively, the "Kohlberg Entities"); and each of Versa Capital Fund I, L.P. and Versa Capital Fund I Parallel, L.P. (collectively, the "Versa Entities"). As of March 1, 2013, the Lubert-Adler Entities collectively own approximately 6.1% of our common stock, the Kohlberg Entities collectively own approximately 16.6% of our common stock, and the Versa Entities collectively own approximately 5.5% of our common stock. In addition, Paul Halpern, one of our director nominees, is affiliated with the Versa Entities; and Jonathan P. Ward and Gordon H. Woodward, both director nominees, are affiliated with the Kohlberg Entities.

        Under the Initial Closing Agreements, the Central Stockholders agreed, among other things, to vote their shares of our common stock in accordance with our Board's recommendations or, in specified cases, in proportion to the votes made by our other stockholders, until October 2, 2015.

        Additionally, the Initial Closing Agreements provide that each Central Stockholder will be subject to a four-year "standstill period" following the closing of the Merger, during which each such Central Stockholder will not, among other things, (i) acquire any additional voting securities of Standard, (ii) seek or propose a merger, acquisition, tender offer or other extraordinary transaction with respect to Standard, (iii) call a meeting of our stockholders or initiate a stockholder proposal, or (iv) form a "group" with any person with respect to our securities.

        The Initial Closing Agreements also impose certain restrictive covenants on some of the Central Stockholders, including, among others, (i) non-compete covenants, (ii) non-solicitation covenants, (iii) confidentiality obligations and (iv) non-disparagement requirements.

        The foregoing description of the Initial Closing Agreements does not purport to be complete and is qualified in its entirety by reference to the Closing Agreements, copies of which are attached to our Current Report on Form 8-K filed on February 29, 2012 as Exhibits 10.2 through 10.4 and incorporated by reference herein.

        In connection with the Central Merger, on October 2, 2012, we entered into additional Closing Agreements (the "Additional Closing Agreements") with the Central Stockholders. Pursuant to the terms of the Additional Closing Agreements, Kohlberg, Lubert-Adler and Versa have each agreed that, until October 2, 2015 and for so long as such it owns in the aggregate (together with its affiliates, all other Central Stockholders and their respective affiliates and any other persons with which any of the foregoing form a "group") beneficially or of record more than 10% of our issued and outstanding common stock, to cause the shares of our common stock held by them to be counted as present at any meeting of our stockholders and to vote, in person or by proxy, all of such shares of our common stock as follows:

        Until October 2, 2014:

  •
  with respect to the election of directors to our Board, "for" any nominees recommended by our Board; and

  •
  with respect to all other matters submitted for a vote of our stockholders, in accordance with the recommendation of our Board with respect to such matters.

        From October 3, 2014 until October 2, 2015:

  •
  with respect to the election of directors to our Board, "for" any nominees recommended by our Board; and

  •
  with respect to all other matters submitted for a vote of our stockholders, in proportion to the votes cast by all of our other stockholders.

        The Additional Closing Agreements also provide that Kohlberg, Lubert-Adler and Versa will be subject to a four-year standstill period following the Closing Date, during which time, such KCPC Stockholder will not, among other things, (i) acquire or agree to acquire any additional voting securities of the Company, (ii) seek or propose a merger, acquisition, tender offer or other extraordinary transaction with or involving the Company or any of its subsidiaries or their respective securities or assets, (iii) call a meeting of the stockholders of the Company or initiate a stockholder proposal or (iv) form a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) with any person (other than an affiliate of such Central Stockholder) with respect to the acquisition or voting of any or our voting securities.

        The Additional Closing Agreements impose certain restrictive covenants on Kohlberg and Versa, including (i) confidentiality obligations with respect to our confidential information and (ii) non-disparagement requirements. Lubert-Adler is subject to confidentiality obligations with respect to our confidential information pursuant to the terms of its Additional Closing Agreement.

        The foregoing description of the Additional Closing Agreements does not purport to be complete and is qualified in its entirety by reference to the Additional Closing Agreements, copies of which are attached as Exhibits 10.2 through 10.8 to the Company's Current Report on Form 8-K filed with the SEC on October 2, 2012.

Agreements Related to Myron C. Warshauer

        Myron C. Warshauer, one of our director nominees, was our chief executive officer until October 15, 2001, when his employment period terminated under our employment agreement with him dated as of March 30, 1998. This agreement, which was amended on July 7, 2003 and May 10, 2004, requires us to pay Mr. Warshauer various post-employment benefits. Mr. Warshauer received payments of $498,027 and other benefits (health and dental insurance, office space and secretarial coverage) valued at $32,931 in 2012. This agreement also restricts Mr. Warshauer from competing with us.

        In addition, we entered into a consulting agreement with Shoreline Enterprises, LLC, which is solely owned by Myron C. Warshauer, dated October 16, 2001, as amended on May 10, 2004. Pursuant to this agreement, Mr. Warshauer provides consulting services under the title of Vice Chairman (Emeritus), which title and role is not that of an officer, director, employee or agent of our company. We paid Shoreline $178,219 in 2012 under this arrangement.

        Both of these agreements terminate on December 5, 2014 and permit Mr. Warshauer to provide us with consulting services to the extent and manner as he determines.

Related Arrangements with Affiliates

        In 2012 we provided property management services for twelve separate retail shopping centers and commercial office buildings in which D&E Parking, Inc. has an ownership interest. Edward Simmons, an executive officer of Standard, has an ownership interest in D&E. In consideration of the property management services we provided for these twelve properties, we recorded net management fees totaling $625,000 in 2012.

        In 2012 our wholly owned subsidiary, SP Plus Security, Inc., formerly known as Preferred Response Security Services, Inc., provided security services for a retail shopping center owned by D&E. We recorded net management fees amounting to $1,700 for these security services in 2012. In 2012 we provided sweeping and power washing for a retail-shopping facility in which D&E has an ownership interest. For these services we recorded net management fees totaling $1,500 in 2012.

SECURITY OWNERSHIP

Beneficial Ownership of Directors and Executive Officers

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2013, by:

  •
  each of the executive officers named in the "Summary Compensation Table" above;

  •
  each of our directors and nominees for director; and

  •
  all current directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2013, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

        Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

        Percentage beneficially owned is based on 21,870,770 shares of common stock outstanding on March 6, 2013, and is calculated in accordance with the rules of the Securities and Exchange

Commission. Unless otherwise indicated, the address of each of the individuals named below is: c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares Beneficially Owned		Shares Issuable Pursuant to Options Exercisable Within 60 days of March 1, 2013		Percent Beneficially Owned (%)
James A. Wilhelm	134,112	(1)	—		*
G. Marc Baumann	59,249	(2)	—		*
Thomas L. Hagerman	56,518	(3)	—		*
Robert N. Sacks	65,079	(4)	—		*
Steven A. Warshauer	54,937	(5)	—		*
Charles L. Biggs	40,656				*
Karen M. Garrison	37,406		—		*
Paul Halpern	—		—		—
Robert S. Roath	72,368		—	(6)	*
Michael J. Roberts	9,285		—		*
Jonathan P. Ward	—		—		—
Myron C. Warshauer	—		—		—
Gordon H. Woodward	—		—		—
All directors, director nominees and executive officers as a group (21 persons)	768,491	(7)	—		3.5

*
Less than 1% of the outstanding shares of common stock.

(1)
Includes 43,122 restricted stock units.

(2)
Comprised of 59,249 restricted stock units.

(3)
Includes 54,937 restricted stock units and 160 shares of common stock held by Mr. Hagerman's wife. Mr. Hagerman disclaims beneficial ownership of the shares held by his wife.

(4)
Includes of 59,249 restricted stock units.

(5)
Comprised of 54,937 restricted stock units.

(6)
Does not include 4,244 shares of phantom stock that is the economic equivalent of one share of common stock. The shares of phantom stock become payable, at the election of Mr. Roath, upon a qualifying distribution event.

(7)
Includes 454,520 restricted stock units issued to the executive officers as a group.

Change in Control

        We are unaware of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of our company.

Beneficial Ownership of More than Five Percent of Common Stock

        The following table sets forth information regarding the beneficial ownership of our common stock as of February 14, 2013, by each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent Beneficially Owned (%)*
2929 CPC Holdco, LLC	1,341,251	(1)	6.1
2929 Arch Street, Suite 1650
Philadelphia, PA 19104
Capital Research Global Investors	1,302,141	(2)	6.0
333 South Hope Street
Los Angeles, CA 90071
Janus Capital Management LLC	2,074,847	(3)	9.5
151 Detroit Street
Denver, Colorado 80206
Kohlberg CPC Rep, L.L.C.	3,613,167	(4)	16.5
111 Radio Circle
Mount Kisco, NY 10549
TimesSquare Capital Management, LLC	1,107,021	(5)	5.1
1177 Avenue of the Americas, 39th Floor
New York, NY 10036
VCM STAN-CPC Holdings, LLC	1,204,388	(6)	5.5
2929 Arch Street, Suite 1800
Philadelphia, PA 90067
Wellington Management Company, LLP	1,322,808	(7)	6.0
280 Congress Street
Boston, MA 02210
William Blair & Company, LLC	1,378,989	(8)	6.3
222 W. Adams Street
Chicago, IL 60606

*
Percentages based on 21,870,770 shares of common stock outstanding on March 6, 2013.

(1)
Based solely on information obtained from a Schedule 13D filed by 2929 CPC Holdco, LLC with the SEC on or about October 12, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in 2929 CPC Holdco, LLC's Schedule 13D.

(2)
Based solely on information obtained from a Schedule 13G/A filed by Capital Research Global Investors with the SEC on or about February 13, 2013. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Capital Research Global Investors' Schedule 13G/A.

(3)
Janus Capital Management LLC has a direct 95.67% ownership stake in INTECH Investment Management ("INTECH") and a direct 77.8% ownership stake in Perkins Investment Management LLC ("Perkins"). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of their Schedule 13G/A filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, "Managed Portfolios").

  As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 2,074,874 shares or 9.5% of the shares outstanding of Standard common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios, and disclaims any ownership associated with such rights.

  Based solely on information obtained from a Schedule 13G/A filed by Janus Capital Management LLC and Janus Venture Fund with the SEC on or about February 14, 2013. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A of Janus Capital Management LLC and Janus Venture Fund.

(4)
Based solely on information obtained from a Schedule 13D filed by Kohlberg CPC Rep, L.L.C. with the SEC on or about October 12, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Kohlberg CPC Rep, L.L.C.'s Schedule 13D.

(5)
Based solely on information obtained from a Schedule 13G/A filed by TimesSquare Capital Management, LLC with the SEC on or about February 11, 2013. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in TimesSquare Capital Management, LLC's Schedule 13G/A.

(6)
Based solely on information obtained from a Schedule 13D filed by VCM STAN-CPC Holdings, LLC with the SEC on or about October 12, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in VCM STAN-CPC Holdings, LLC's Schedule 13D.

(7)
Based solely on information obtained from a Schedule 13G/A filed by Wellington Management Co., LLP with the SEC on or about February 14, 2013. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Wellington Management Co.'s Schedule 13G/A.

(8)
Based solely on information obtained from a Schedule 13G filed by William Blair & Company, LLC with the SEC on or about February 5, 2013. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained William Blair & Company, LLC's Schedule 13G.

PROPOSAL NO. 2—APPROVAL OF AN AMENDMENT TO THE STANDARD PARKING CORPORATION LONG-TERM INCENTIVE PLAN AND APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE PLAN

        On March 13, 2013, our Board approved an amendment to our Long-Term Incentive Plan (the "Plan"), subject to the approval of the amended Plan ("Plan Amendment") by our stockholders. The Plan Amendment, subject to stockholder approval, would increase the number of shares of common stock available for awards under the Plan from 2,175,000 to 2,975,000, an increase of 800,000 shares.

        The Plan Amendment will also prohibit us from re-pricing awards under the Plan without the approval of our stockholders and prohibit us from using shares that are withheld from an award to pay the exercise price of the award or to pay a participant's tax withholding obligations with respect to an award from again being made available for awards under the Plan. The Plan Amendment also revises the material performance goals under the Plan.

The Plan in General and the Plan Amendment

        Our Board adopted the Plan on January 23, 2002, and adopted amendments to our Plan on May 25, 2004 and February 27, 2008. Our stockholders approved the Plan by consent on January 23, 2002, and approved the amendments to our Plan on May 25, 2004 and April 22, 2008.

        Currently, a total of 2,175,000 shares of our common stock are reserved for issuance upon exercise of awards granted under the Plan. As of March 1, 2013, 2,271,491 shares were outstanding or contingently awarded with respect to awards of restricted stock, restricted stock units and options to purchase common stock, and no shares remain available for future awards under the Plan.

        Our Board and our Compensation Committee believe that long-term performance is achieved through an ownership culture that encourages such long-term performance by our employees, directors and consultants through the use of stock and stock-based awards. The Plan was established to provide our employees, directors and consultants with incentives to help align their interests with the interests of our stockholders. As a result of the Central Merger, the size of our professional staff has more than doubled. Our Board and our Compensation Committee believe that adding 800,000 shares to the Plan is in the best interests of the Company and our stockholders because it will permit us to retain new key employees and existing employees whose responsibilities have increased significantly as a result of the Central Merger by providing them with appropriate equity incentives.

Performance Based Compensation 162(m)

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), we are generally prohibited from deducting compensation in excess of $1 million per year paid to our "covered employees". Covered employees are defined as the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). Compensation that qualifies as "performance-based" is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. One of the requirements that must be satisfied to qualify as "performance-based" compensation under Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by our shareholders. Such performance goals must be reapproved by our shareholders once every five years or, if earlier, following a change of the material terms of the performance goals by the Committee. Thus, in addition to approving the Plan Amendment, our shareholders are being asked to reapprove the materials terms of the performance goals under the Plan. Shareholder approval of the performance goals under the Plan will provide additional flexibility to grant awards under the Plan that qualify as "performance-based" compensation under Section 162(m) of the Code. Notwithstanding the foregoing, we retain the ability to grant awards under the Plan that do not qualify as "performance-based" compensation under Section 162(m) of the Code.

        The performance criteria for any award that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code will be any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company on a consolidated basis and/or for specified business units of the Company (except with respect to the total stockholder return and earnings per share criteria), and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee: (a) total stockholder return; (b) such total stockholder return as compared to the total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 or the Nasdaq-U.S. Index; (c) net income or net operating income; (d) pre-tax net income; (e) pre-tax cash flow; (f) EBIT or EBITDA; (g) pre-tax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (h) operating margin; (i) earnings per share or growth in earnings per share; (j) return on equity; (k) return on assets or capital; (l) return on investment; (m) operating income, before payment of executive bonuses; (n) earnings per share, before payment of executive bonuses; (o) working capital; (p) sales; (q) gross or net revenues or profits or changes in gross or net revenues or profits; (r) market share or market penetration with respect to designated products, services and/or geographic areas; (s) reduction of losses, loss ratios or expense ratios; (t) cost of capital; (u) debt reduction; (v) satisfaction of business expansion goals or goals relating to acquisitions or divestitures; and/or (w) employee turnover. No participant may receive a performance award in excess of $1,500,000 during any three (3) year period. Performance awards may be settled in cash or shares. Further, no employee may be granted more than 1,000,000 shares under the Plan in any calendar year.

        To the extent consistent with Section 162(m) of the Code, the Committee shall appropriately adjust the applicable performance criteria to eliminate the effects of extraordinary or unusual items all as determined in accordance with applicable accounting provisions. Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code may be adjusted downwards but not upwards. Section 162(m) of the Code requires that the Committee certify that performance goals were achieved before the payment of the "performance-based" compensation.

Description of the Plan

        The following is a summary of the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan and Plan Amendment. You are urged to read the actual text of the Plan and the Plan Amendment. The Plan Amendment is set forth as Appendix E.

  Purpose

        The purpose of the Plan is to enhance long-term profitability and stockholder value by offering common stock and common stock-based and other performance incentives to those employees, directors and consultants who are key to our growth and success. We also view the Plan as a vehicle to attract and retain experienced employees and to align our employees' economic incentives with those of our stockholders.

  Eligible Participants

        Participation in the Plan is limited to our employees, consultants, advisors, independent contractors and directors.

  Updated Equity Plan Information

        Currently, a total of 2,175,000 shares of common stock may be issued pursuant to stock awards under the Plan. If stockholders approve the Plan Amendment, the total number of shares of common stock that may be issued pursuant to stock awards under the Plan will increase to 2,975,000. The closing price of our common stock as reported on the NASDAQ Global Market on March 6, 2013 was $20.84 per share.

        This table provides information about our common stock subject to equity compensation plans as of March 6, 2013:

Updated Equity Compensation Plan Information Table

Plan Category	Number of Securities to be Based Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by securities holders	730,526	$0.06	0
Equity compensation plans not approved by securities holders	—	—	—

Total	730,526	$0.06	0

        If any stock award expires or otherwise terminates, in whole or in part, without having been exercised in full (or vested in the case of restricted stock), the stock not acquired under such stock award reverts to and again becomes available for issuance under the Plan. If any common stock acquired pursuant to the exercise of an option for any reason is repurchased by us under an unvested share repurchase option provided under the Plan, the stock repurchased by us under such repurchase option will revert to again become available for issuance under the Plan. The foregoing notwithstanding, subject to the adoption of the Plan Amendment, common stock which is withheld from an award to pay the exercise price with respect to such award or to pay a participant's tax obligations with respect to an award shall not again be available for issuance under the Plan.

  Administration of the Plan

        The Plan is administered by the Compensation Committee of our Board, which has exclusive authority to grant awards under the Plan and to make all interpretations and determinations affecting the Plan. The Compensation Committee will have the discretion to determine the individuals to whom awards are granted, the amount of each award, any applicable vesting schedule and other terms of any award. In no event, however, will an individual be allowed to receive an award under the Plan for more than 1,000,000 shares of common stock in any calendar year.

  Amendment to the Plan and Awards

        Our Board at any time, and from time to time, may amend the Plan. However, no amendment will be effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), any federal or state law or regulation or any securities exchange listing requirements. Further, following approval of the Plan Amendment, no award under the Plan may be amended or cancelled for the purpose of repricing, replacing or regranting such award with an exercise price that is less than the exercise price of the original award unless otherwise approved by our stockholders.

  Termination of the Plan

        Our Board or stockholders may terminate the Plan at any time. Unless sooner terminated, the Plan currently terminates on April 22, 2028. No stock awards may be granted under the Plan after it is terminated.

Types of Awards

  Stock Options

        A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. The Plan administrator determines the exercise price of nonstatutory options granted under the Plan, but with respect to incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant. Additional terms including term, vesting and early exercise will be determined by the Plan administrator at the time of grant. Effective as of January 23, 2012, no further incentive stock options may be granted under the Plan.

  Restricted Stock and Restricted Stock Units

        The Plan administrator has the authority to grant restricted stock and restricted stock units awards pursuant to the terms of an award agreement. Each award agreement will be in such form and will contain such terms and conditions as the Plan administrator will deem appropriate.

  Other Awards

        In addition, the Plan provides for awards in the form of stock appreciation rights, dividend equivalents, other stock-based awards, performance awards and cash awards.

Awards Granted

        As of March 1, 2013, we have granted or contingently awarded (subject to approval of our stockholders of the Plan Amendment) common stock, restricted stock, restricted stock units and options for 2,271,491 shares of common stock and no shares remain available for future awards under the Plan. Of this total, the 96,491 restricted stock units contingently awarded to our named executive officers on October 4, 2012 will not be granted unless the Plan Amendment is approved by our stockholders. The table below sets forth the number of awards granted though March 1, 2013 under the Plan to (i) our named executive officers, (ii) our current executive officers as a group, (iii) all current directors who are not executive officers as a group and (iv) all employees, including all current officers who are not executive officers, as a group:

Standard Parking Corporation Long-Term Incentive Plan

Name and Position	Number of Awards Granted
James A. Wilhelm	379,507
President; Chief Executive Officer (PEO)
G. Marc Baumann	140,897
Chief Financial Officer (PFO); President of Urban Operations
Thomas L. Hagerman	73,020
EVP; Chief Business Development Officer
Robert N. Sacks	140,897
EVP; General Counsel
Steven A. Warshauer	136,585
EVP—Operations
Executive Officers as a Group (total of 13)	1,343,905
Non-Executive Directors as a Group (total of 7)	125,269
Non-Executive Officer Employees as a Group (total of 18)	406,263

(1)
Represents number of shares of common stock, restricted stock, restricted stock units and common stock subject to options granted through March 6, 2013.

        If our stockholders approve the Plan Amendment to increase the total number of shares of common stock available for awards under the Plan from 2,175,000 to 2,975,000, the restricted stock units awarded to our executive officers on October 4, 2012 in connection with the Central Merger will be allocated as follows:

Standard Parking Corporation Long-Term Incentive Plan
with Plan Amendment—New Plan Benefits

Name and Position	Dollar Value ($)(1)	Number of RSU Awards Granted(2)
James A. Wilhelm	1,000,000	43,122
Executive Officer (PEO)
G. Marc Baumann	400,004	17,249
Chief Financial Officer (PFO); President of Urban Operations
Thomas L. Hagerman	300,009	12,937
EVP; Chief Business Development Officer
Robert N. Sacks	400,004	17,249
EVP; General Counsel and Secretary
Steven A. Warshauer	300,090	12,937
EVP—Operations
Executive Officers as a Group (total of 13)	5,250,077	226,394
Non-Executive Directors as a Group (total of 7)	—	—
Non-Executive Officer Employees as a Group (total of 2)	237,975	10,262

(1)
Represents the dollar value of the restricted stock units that were contingently granted on October 4, 2012 based on $23.19 per share, the closing price of our common stock on the grant date.

(2)
Includes 96,491 restricted stock units contingently awarded to our named executive officers on October 4, 2012, which will not be granted unless the Plan Amendment is approved by our stockholders.

        It is not possible for us to determine at this time how we will allocate the additional 703,509 shares available for awards (i.e., those shares remaining after giving effect to the contingent awards).

Federal Income Tax Consequences of Awards

        The following is general summary as of this date of the federal income tax consequences to us and to U.S. participants for awards granted under the Plan. The summary does not purport to be legal or tax advice. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different.

  Incentive Stock Options

        For federal income tax purposes, the holder of an incentive stock option receives no taxable income at the time of the grant or exercise of the incentive stock option. If such person retains the common stock for a period of at least two years after the option is granted and one year after the option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an incentive stock option prior to the expiration of two years after the option is granted or one year after the option is exercised will realize ordinary income as of the exercise date equal to the difference between the exercise price and fair market value of the share on the exercise date (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price). Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the holder's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year.

  Non-Statutory Stock Options

        A participant who receives a non-statutory stock option with an exercise price not less than the fair market value of the stock on the grant date generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the option equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. Any additional gain or loss recognized upon any later disposition of shares would be capital gain or loss. Any taxable income recognized in connection with an option exercise by an employee or former employee of the company is subject to tax withholding by us.

  Restricted Stock Units

        There are generally no immediate tax consequences of receiving an award of restricted stock units under the Plan. A participant who is awarded restricted stock units will generally be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the restriction period or, if later, the payment date.

  Stock Awards

        A restricted stock award is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code to the extent the award will be forfeited in the event that the participant ceases to provide services to us. As a result of this substantial risk of forfeiture, the participant will not recognize ordinary income at the time of award. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant's ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

        The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing an election pursuant to Section 83(b) of the Code with respect to a restricted stock award. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by an employee or former employee will be subject to tax withholding by us.

  Section 409A

        Section 409A of the Code provides that non-qualified deferred compensation arrangements must meet certain requirements to avoid additional income taxes for those deferring compensation, including providing that distributions must be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date, or the individual's death). Awards granted under the Plan are intended to comply with or be exempt from the requirements of Section 409A, however we make no representations or warranties to that effect.

  Tax Effect for Our Company

        Unless limited by Section 162(m) of the Code, we generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income.

  Section 162(m) Limits

        Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and our next three most highly paid executive officers other than our chief financial officer. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. The Plan is intended to be qualified such that certain awards under the Plan may constitute performance-based compensation not subject to Section 162(m) of the Code. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time. In addition, a number of requirements must be met in order for compensation to constitute "performance-based" compensation under Section 162(m). As such, there can be no assurance that any compensation awarded or paid under the Plan will be fully deductible under all circumstances.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 2, APPROVAL OF THE AMENDMENT TO THE STANDARD PARKING CORPORATION LONG-TERM INCENTIVE PLAN AND APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE PLAN.

 PROPOSAL NO. 3—APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE STANDARD PARKING CORPORATION MANAGEMENT INCENTIVE PROGRAM

        The Standard Parking Corporation Management Incentive Program (referred to as the "MIP" in this proposal) provides eligible employees the opportunity to earn an annual cash bonus ("Cash Award") based upon the achievement of certain financial goals including pre-tax net income, EBITDA, and new business revenue targets for the applicable fiscal year. The purpose of the MIP is to retain, motivate and reward participants for the achievement of short-term incentives, while also providing competitive pay to attract new employees.

        Our Board proposes that our stockholders approve the material terms of the performance goals applicable to the MIP, which approval is required every five years, or upon a change to the material terms of the performance goals, to prevent us from being subject to a limitation on our ability to claim a federal income tax deduction under Section 162(m) of the Code for the full value of bonuses paid to certain employees. For purposes of Section 162(m), the material terms requiring stockholder approval include (i) the employees eligible to earn bonuses under the MIP, (ii) a description of the business criteria on which the performance goals applicable to bonuses under the MIP are based and (iii) the maximum amount of compensation that can be paid to an employee or the formula used to calculate the amount of compensation to be paid to an employee if the performance goal or goals are attained under the MIP. Each of these aspects is discussed below.

        Our Board believes it is in our best interests, and the best interests of our stockholders, to have a cash bonus incentive plan under which the compensation awards made to certain employees may be deducted for federal income tax purposes. Section 162(m) of the Code prohibits us from deducting certain compensation in excess of $1 million per year paid by us to certain officers who constitute "covered employees", which currently include our chief executive officer and our next three most highly compensated executive officers (excluding our chief financial officer). Compensation that qualifies as "performance-based" compensation is, however, exempt from the $1 million deductibility limitation.

        If stockholders do not approve the material terms of the performance goals applicable to bonuses granted under the MIP, the compensation income recognized by recipients of such grants will not be performance-based compensation under Section 162(m) of the Code and we may not be entitled to a tax deduction for some or all of the value of bonuses earned by covered employees. Approval of this proposal is solely for the purpose of allowing us to award bonuses under the MIP that are intended to qualify as performance-based compensation under Section 162(m) of the Code and which, therefore, will be deductible to us.

        The following summarizes the principal features of the MIP.

Eligibility

        All active employees designated by the Compensation Committee are eligible to participate in the MIP. New participants may be added to the MIP during a performance period (i.e., a fiscal year) upon hiring, transfer or promotion and will earn a pro rata portion of the Cash Award. The actual number of employees eligible to earn a Cash Award during any fiscal year cannot be determined in advance because it is uncertain the number of employees that will satisfy the eligibility requirement at any given time. We currently expect approximately fifteen employees to be participants in the MIP in fiscal 2013.

Cash Awards

        The Compensation Committee has the discretion to set Cash Awards as either a fixed dollar amount or a percentage of base salary for each annual performance cycle. For 2013, the target Cash Award for each of our named executive officers that participate in the MIP is a fixed dollar amount. The threshold, target and maximum Cash Awards for each of our named executive officers for our

2013 fiscal year is set forth below. The maximum Cash Award that can be awarded under the MIP in a given year is 185% of the fixed dollar target set by our Board. For 2013, the maximum Cash Award for any one participant will be $740,000.

Performance Goals

        For the 2013 fiscal year, the performance goals under the MIP are based upon our attainment of the company's budgeted pre-tax net income and new business gross profits and/or on the levels of division budgeted pre-tax income, or a combination of any of the foregoing. The performance goals thereafter may be based upon the achievement of certain financial goals, including pre-tax net income, EBITDA and new business revenue targets for the applicable fiscal year, either on a company-wide or division level.

Administration

        The MIP is administered by the Compensation Committee. It is intended for 2013 and future years that awards under the MIP will comply with Section 162(m) of the Code. The Compensation Committee must certify in writing prior to the payment of any compensation under the MIP that the performance goals and other material terms of the MIP were satisfied. The Compensation Committee has the discretion to reduce Cash Awards, but may not increase the Cash Awards otherwise payable under the MIP upon the attainment of the specified goals for a performance period.

Cash Awards Granted for Fiscal 2013

        Cash Awards under the MIP for fiscal years beyond 2013 cannot be reasonably estimated due to the variable of future participants and Company performance. The following table sets forth the minimum, target and maximum Cash Awards that may be paid under the MIP for fiscal 2013 to the specified person or groups set forth below as of March 6, 2013. There can be no assurance as to the actual amounts that will be paid under the MIP in fiscal 2013 or any future fiscal years.

Name	Threshold Award for Fiscal 2013($)	Target Award for Fiscal 2013($)	Maximum Award for Fiscal 2013($)
James A. Wilhelm	20,000	400,000	740,000
Executive Officer (PEO)
G. Marc Baumann	12,500	250,000	375,000
Chief Financial Officer (PFO);
President of Urban Operations
Thomas L. Hagerman	7,500	150,000	225,000
EVP; Chief Business Development Officer
Robert N. Sacks	6,000	120,000	180,000
EVP; General Counsel and Secretary
Steven A. Warshauer	7,500	150,000	225,000
EVP—Operations
Executive Officers as a Group (total of 13)	111,500	2,230,000	3,485,000

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 3, THE APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS USED UNDER
THE MANAGEMENT INCENTIVE PROGRAM.

PROPOSAL NO. 4—ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS

        As noted in the preceding extensive and comprehensive discussion, executive compensation is an important matter both to us and, we believe, to our stockholders. Also, beginning in 2011, under legislation that Congress enacted, our stockholders may approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules of the SEC. At our 2012 annual meeting of stockholders, the affirmative vote of the holders of approximately 95.8% of the shares represented in person or by proxy and entitled to vote approved, by non-binding vote, the 2011 executive compensation of our named executive officers. In 2013 we are again seeking input from stockholders with this advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in Statement in accordance with the executive compensation disclosure rules of the SEC.

        The Compensation Committee has overseen the development and implementation of our executive compensation programs. We have designed our compensation programs to directly link a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in stockholder value. The Compensation Committee also designed our compensation programs to attract, retain and motivate key executives who are essential to the implementation of our strategic growth and development strategy.

        The Compensation Committee bases its executive compensation decisions on our core compensation principles, including the following:

  •
  incentivizing our executives to perform with stockholders' interests in mind;

  •
  assembling and maintaining a senior leadership team with the skills necessary to successfully execute our business strategy, maintain our competitiveness, and continue increasing the long-term market value of our company; and

  •
  balancing awards earned for short-term results with awards earned for strategic decisions that we expect to sustain our long-term performance.

        We believe that our existing compensation programs have been effective at motivating our key executives, including our named executive officers, to achieve superior performance and results for our company, effectively aligning compensation with performance results, giving our executives an ownership interest in our company so their interests are aligned with our stockholders, and enabling us to attract and retain talented executives whose services are in key demand in our industry and market sectors. Following the Central Merger, which effectively doubled the size and complexity of our company, we maintained continuity in our compensation programs. Our 2013 compensation programs are built on the same general and conservative principles that we have historically followed. Our new management team will participate in a single, consistent and straightforward program.

        With our core compensation principles in mind, the Compensation Committee took compensation actions in 2012 including the following:

  •
  structuring our annual cash incentive awards for fiscal year 2012 to reflect the forecasted performance of our company rather than simply basing the awards on historical results;

  •
  integrating the new executive pay packages from the Central Merger into the current company model, which is more generally more conservative;

  •
  providing a one-time restricted stock unit grant to certain key executives who played an instrumental role in consummating the Central Merger so as to ensure the financial longer term financial success of the Central Merger as well as the executive continuity and retention through the integration period that will be necessary attain that success; and

  •
  placing more emphasis on variable pay (annual incentive) with respect to growth in executive compensation opportunity.

        Compensation actions like those described above evidence our philosophy of aligning executive compensation with our performance and increasing long-term stockholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.

        Our Board would like the support of our stockholders for the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. This advisory vote on the compensation of our named executive officers allows our stockholders to express their opinions about our executive compensation programs. As we seek to align our executive compensation programs with our performance results and stockholders' interests, we ask that our stockholders approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. Accordingly, for the reasons we discuss above, our Board recommends that stockholders vote in favor of the following resolution:

        "RESOLVED , that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and compensation tables contained in the 2013 proxy statement."

        Although this advisory vote on the compensation of our named executive officers is not binding on us, as provided by law, our Board or the Compensation Committee will review and consider the outcome of this advisory vote and, consistent with our record of stockholder engagement, will take it into account when making future compensation decisions for our named executive officers.

OUR BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 4,
THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

PROPOSAL NO. 5—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        At its meeting on March 13, 2013, the Audit Committee recommended the appointment of Ernst & Young LLP as the independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2013. At the Annual Meeting, our stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares.

        We expect that one or more representatives of Ernst & Young LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any appropriate questions.

OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 5, THE RATIFICATION OF
THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT
AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

AUDIT COMMITTEE DISCLOSURE

General

        The Audit Committee of our Board is primarily responsible for the oversight of the quality and integrity of our accounting and reporting practices and controls, and our financial statements and reports; compliance with legal and regulatory requirements; the independent auditors' qualifications and independence; and the performance of our internal audit function and independent auditors. A complete description of the Audit Committee's function may be found in its charter, which is attached to this Proxy Statement as Appendix A and may also be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com.

Independent Auditors' Fees

        The Audit Committee, with the approval of the stockholders, engaged Ernst & Young LLP to perform an annual audit of our financial statements for the fiscal year ended December 31, 2012. The following table describes fees for professional audit services rendered by Ernst & Young LLP, our principal accountant, for the audit of our annual financial statements for the years ended December 31, 2012 and December 31, 2011, and fees billed for other services rendered by Ernst & Young LLP during these periods.

Type of Fee	2012	2011
Audit Fees(1)	$2,332,000	$781,000
Audit-Related Fees(2)	1,072,000	1,029,000
Tax Fees	—	—
All Other Fees(3)	1,095,000	2,000

Total	$4,499,000	$1,812,000

(1)
Audit Fees include the aggregate fees paid by us during the year indicated for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements, including the integrated audit of internal control over financial reporting, financial statement audits of entities related to our consolidated financial statements, the reviews of our quarterly reports on Form 10-Q and review of registration statements and issuance of consents and other services related to SEC matters.

(2)
Audit-Related Fees include the aggregate fees paid by us during the year indicated for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees, including general accounting advice and due diligence related to mergers and acquisitions.

(3)
All Other Fees include the aggregate fees paid by us during the year indicated for products and services provided by Ernst & Young LLP, other than the services reported above. In 2012 and 2011, All Other Fees consists of advisory services related to our integration of an acquisition and fees related to online research tools.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        Pursuant to our pre-approval policy and procedures, the Audit Committee was responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between our company and our independent auditors. The Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of our independent auditors, and has established a policy concerning the pre-approval of services performed by our independent auditors. Each proposed engagement not specifically identified by the Securities and Exchange Commission as impairing independence is evaluated for independence implications prior to entering into a contract with the independent auditor for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and Form 10-K, and 401(k) Plan audit for 2012 was approved by the Audit Committee on March 6, 2012. Additionally, each permissible audit and non-audit engagement or relationship between us and Ernst & Young LLP entered into since December 1, 2002 has been reviewed and approved by our Board or the Audit Committee, as provided in our pre-approval policies and procedures.

        We have been advised by Ernst & Young LLP that substantially all of the work done in conjunction with its 2012 audit of our financial statements for the most recently completed year was performed by permanent, full-time employees and partners of Ernst & Young LLP and affiliated entities. We have received confirmation and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence.

AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2012. The information contained in this report shall not be deemed "soliciting material" or otherwise considered "filed" with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.

        In connection with the financial statements for the fiscal year ended December 31, 2012, our Audit Committee has been focused on several topics, including:

            (i)  overseeing our Section 404 internal controls project, including a review and assessment of the scope, principles, plans, risk areas and budget for the project and direct discussions with our independent auditors and our internal audit department;

           (ii)  reviewing and assessing our internal audit, controllership and finance functions;

          (iii)  reviewing our risk management efforts, including our insurance and our compliance program and related investigations;

          (iv)  discussing with Ernst & Young LLP and management accounting topics, proposed rules of the Public Company Accounting Oversight Board, and a review of our critical accounting policies;

           (v)  monitoring the processes by which our Chief Executive Officer, Chief Financial Officer and Corporate Controller certify the information contained in our quarterly and annual filings;

          (vi)  reviewing and approving our policy regarding the retention of auditors and considering and approving such retentions as appropriate;

         (vii)  reviewing our approach toward establishing reserves;

        (viii)  reviewing and discussing with management each of our quarterly financial statements and our audited financial statements for 2012, and related issues and disclosure items, along with a discussion with Ernst & Young LLP of those matters identified by the Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding "Communication with Audit Committees"; and

          (ix)  receiving and reviewing the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and discussing with Ernst & Young LLP its independence from our company.

        As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC and presentation to our stockholders. The Audit Committee also recommended that Ernst & Young LLP be re-appointed as our independent auditors to serve until the 2013 annual meeting of stockholders, and that the Board submit this appointment to our stockholders for approval at the Annual Meeting.

THE AUDIT COMMITTEE
Charles L. Biggs (Chair) Karen M. Garrison Paul Halpern Michael J. Roberts

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our equity securities to file with the Securities and Exchange Commission initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership and to furnish us with copies of those reports.

        To our knowledge, based solely upon a review of copies of reports furnished to us or written representations from certain reporting persons, we believe that during 2012, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were met in a timely manner, except in the following instance:

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  Edward E. Simmons had one late filing covering one transaction.

 INCORPORATION BY REFERENCE

        To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled "Report of the Audit Committee" (to the extent permitted by the rules of the SEC), "Report of the Compensation Committee," and "Report of the Nominating & Corporate Governance Committee" will not be deemed incorporated, unless specifically provided otherwise in that other filing.

THE BOARD OF DIRECTORS

Chicago, April 4, 2013

STANDARD PARKING CORPORATION

APPENDIX A

AUDIT COMMITTEE CHARTER

        Adopted by the Board the 5th day of December, 2012.

Organization

        The Board of Directors (the "Board") of Standard Parking Corporation (the "Company") shall appoint annually an audit committee (the "Committee") composed of not less than three non-employee, independent members of the Board, i.e., those directors who neither are officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and each of whom is otherwise "independent" under the rules of The NASDAQ Stock Market, Inc. ("NASDAQ"). In addition, a member of the Committee may not (i) accept any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board or any committee of the Board; (ii) be an affiliate of the Company or own or control 10% or more of the Company's voting securities, or such lower measurement as may be established by the Securities and Exchange Commission ("SEC"); and (iii) participate in the preparation of the financial statements of the Company or any subsidiary at any time during the past three years.

        The Board, by resolution of a majority of the directors, shall appoint (and may remove) the members of the Committee. All members of the Committee must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement, and the Committee shall determine that at least one member is an "audit committee financial expert," as defined by Item 407(d)(5) of SEC Regulation S-K, as it may be modified or supplemented.

        The Board, by resolution of a majority of the directors, shall designate one member of the Committee to act as the Chairperson of the Committee. The Committee member so designated shall (i) chair all the meetings of the Committee; and (ii) perform such other activities as from time to time are requested by the other directors or as circumstances indicate.

        The Committee shall serve at the discretion of the Board, and the Board shall have the power at any time to change the membership of the Committee and to fill vacancies on the Committee, subject to the independence, experience and financial expertise requirements referred to above.

        The Committee will ordinarily meet at least quarterly each year, generally in advance of the release of quarterly financial statements, and at any additional time as either the Board or the members of the Committee deem necessary. In addition, the Committee will meet on a periodic basis with management, the director of the internal auditing department and the independent public accountant to discuss any matters that the Committee or any of these persons or firms believes should be discussed. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent public accountant to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Chairperson has the power to call a Committee meeting whenever he or she determines there is a need. Meetings will follow an agenda and approved minutes of the meeting will be maintained and distributed to each director of the Company after each meeting. The Committee will require that the independent accountants be available to meet with the full Board at least annually. The operation of the Committee shall be subject to the by-laws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

        The Committee shall meet in separate executive sessions following each Committee meeting. During at least some portion of each executive session, no non-Committee member or member of the Corporation's management shall be present.

 Purpose

        The primary function of the Committee is to assist and guide the Board in fulfilling its oversight responsibilities to the Company's stockholders with respect to (i) the Company's corporate accounting and financial reporting practices; (ii) the Company's compliance with legal and regulatory requirements; (iii) the independent public accountant's qualifications and independence; (iv) the performance of the Company's internal audit function and independent public accountant; (v) the quality and integrity of the Company's financial statements and reports, (vi) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent public accountant; (vii) approving the report that management produces which the rules of the SEC require be included in the Company's annual proxy statement; and (viii) oversight of the Company's Code of Business Conduct and Ethics as applied to the Company's directors and executive officers. The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Committee and the independent public accountant, the Company's financial management and internal auditors.

Oversight of the Independent Public Accountant

        The function of the Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations and the internal audit department is responsible for testing and reporting on internal controls and procedures. The independent public accountant is responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

        The independent public accountant for the Company is accountable to the Board and the Committee, as representatives of the stockholders. The Committee is directly responsible for the appointment, fees, retention and oversight of the work of the independent public accountant (including resolving disagreements between management and the auditors regarding financial reporting). The Committee has the authority and responsibility to appoint, retain and terminate the Company's independent public accountant. The Company's independent public accountant shall report directly to the Committee.

        The independent public accountant shall submit to the Committee annually a formal written statement (the "Auditors' Statement") describing (a) the auditors' internal quality-control procedures; (b) any material issues raised by the most recent internal quality control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (c) (to assess the auditors' independence) all relationships between the independent public accountant and the Company, including each non-audit service provided to the Company and consistent with applicable requirements of the Public Accounting Oversight Board regarding the Company's accountant's communication with the Committee concerning independence.

        The independent public accountant shall submit to the Committee annually a formal written statement of the aggregate fees billed for each of the last two fiscal years in each of the following categories: (i) professional services rendered by the independent public accountant for the audit of the Company's annual financial statements and review of financial statements included in the Company's Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) assurance and related services by the independent public accountant that are reasonably related to the performance of the audit or review of the Company's financial statements; (iii) professional services rendered by the independent public accountant for tax compliance, tax advice, and tax planning; and (iv) products and services provided by the independent public accountant, other than services described in clauses (i), (ii), and (iii). The written statement shall describe the nature of the services comprising the fees disclosed under clauses (ii), (iii) and (iv).

Committee Duties and Responsibilities

        In fulfilling its responsibilities, the Committee believes that its functions and procedures should remain flexible in order to address changing conditions most effectively. To carry out its purposes and to implement the policy of the Committee, the Committee shall have the following responsibilities, duties and powers:

        1.     With respect to independent public accountant,

          (a)   Decide whether to appoint, retain or terminate the Company's independent public accountant, including sole authority to approve all audit engagement fees and terms, including scope, extent and procedures of the audit and the compensation to be paid for the audit, and to pre-approve all audit and non-audit services to be provided by the independent public accountant and to consider whether the outside auditors' provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors. The Committee shall monitor and evaluate the auditors' qualifications, performance and independence on an ongoing basis, and shall be directly responsible for overseeing the work of the independent public accountant (including resolving disagreements between management and the auditor regarding financial reporting). In conducting such evaluations, the Committee shall:

    •
    Evaluate the qualifications, performance, and independence of the independent public accountant and the lead audit partner and, if so determined by the Committee, recommend that the Board replace the independent public accountant or the lead partner;

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    Review the opinions of management and the Company's internal auditors in assessing the independent public accountant's qualifications, performance and independence;

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    Discuss with management the timing and process for implementing the rotation of the lead audit partner and the reviewing partner, which rotation must occur not less than once every five years, and consider whether there should be a regular rotation of the audit firm itself; and

    •
    Ensure that the independent public accountant prepares and delivers annually the Auditor's Statement (it being understood that the independent public accountant is responsible for the accuracy and completeness of the statement), review such statement, discuss with the independent public accountant any relationships or services disclosed (such as the provision of non-audit related services) in the statement that may impact the quality of the audit services or the objectivity and independence of the Company's independent public accountant, and ensure that the statement delineates all relationships between the auditors and the Company and any other items that may be required by the matters set forth in the applicable requirements of the Public Company Accounting Oversight Board;

          (b)   Review, upon completion of the audit, the financial statements to be included in the Company's Annual Report on Form 10-K;

          (c)   Confer with the independent public accountant and senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls;

          (d)   Discuss with the independent public accountant the results of the annual audit, including the auditors' assessment of the appropriateness of the analysis of significant accounting matters, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements, and any other matters required to be communicated to the Committee by the independent public accountant under generally accepted accounting standards; and

          (e)   Obtain from the independent public accountant in connection with any audit a timely report relating to the Company's annual audited financial statements describing all critical accounting policies and practices to be used, and any material written communications between the independent public accountant and management, such as any "management" letter or schedule of unadjusted differences.

        2.     With respect to the internal accounting department,

          (a)   Evaluate the cooperation received by the independent public accountant during their audit examination, including any restrictions on the scope of their activities or access to required records, data and information;

          (b)   As necessary, review the appointment or replacement of the chief accounting officer; and

          (c)   Advise the director of internal audit that he or she is expected to provide the Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department relating to internal controls over financial reporting and management's responses thereto.

        3.     With respect to financial reporting principles and polices and internal controls and procedures,

          (a)   Consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Committee by the independent public accountant required by or referred to in the Public Company Accounting Oversight Board's interim standard AU 380, Communication with Audit Committees, as it may be modified or supplemented, including reports and communications related to:

    •
    deficiencies noted in the audit in the design or operation of internal controls;

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    consideration of fraud in a financial statement audit;

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    detection of illegal acts;

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    the independent public accountant's responsibility under generally accepted auditing standards;

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    any restriction on audit scope;

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    significant accounting policies;

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    significant issues discussed with the national office respecting auditing or accounting issues presented by the engagement;

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    management judgments and accounting estimates;

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    any accounting adjustments arising from the audit that were noted or proposed by the auditors but were passed (as immaterial or otherwise);

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    the responsibility of the independent public accountant for other information in documents containing audited financial statements;

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    disagreements with management;

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    consultation by management with other accountants;

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    major issues discussed with management prior to retention of the independent public accountant;

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    difficulties encountered with management in performing the audit;

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    the independent public accountant's judgments about the quality of the entity's accounting principles; and

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    reviews of interim financial information conducted by the independent public accountant.

          (b)   Confer with the independent public accountant, the internal audit team and senior management in separate executive sessions to discuss any matters that the Committee, the independent public accountant, the internal audit team or senior management believe should be discussed privately with the Committee;

          (c)   Review with the Company's general counsel any significant legal, compliance or regulatory matters that could have a material impact on the Company's financial statements or the Company's business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

          (d)   Review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

          (e)   Investigate any matter brought to the attention of the Committee within the scope of its duties, with the power to retain outside counsel and a separate accounting firm for this purpose if, in the judgment of the Committee, such investigation or retention is necessary or appropriate;

          (f)    Discuss the types of financial information and earnings guidance, and the types of presentations made, to analysts and rating agencies;

          (g)   Review hiring policies for employees and former employees of the independent public accountant. These policies shall provide that no former employee of the independent public accountant may become the chief executive officer, chief financial officer, director of internal audit, chief accounting officer or controller (or serve in a similar capacity) if such person participated in any capacity in the Company's audit within the one-year period preceding the date of the initiation of the audit;

          (h)   Review the appointment and replacement of the director of internal audit who shall report to the Committee;

          (i)    Approve the compensation for the director of internal audit;

          (j)    Discuss with the independent public accountant and the director of internal audit responsibilities, budget and staffing and any recommendations regarding the internal audit;

          (k)   Review the internal audit review committee minutes prepared by the internal auditing department and management's responses;

          (l)    Discuss earnings press releases;

          (m)  Discuss the Company's major financial risk exposures, the steps the Company has taken to monitor and control such exposures, and the Company's financial risk assessment and risk management policies; and

          (n)   Discuss the Company's tax strategies and tax exposures.

        4.     With respect to reporting and recommendations,

          (a)   Review management's report of the Committee and any other disclosures required by the rules of the SEC to be included in the Company's annual proxy statement and recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K;

          (b)   Review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval;

          (c)   Review with the Board an annual performance evaluation of the Committee, prepared with Committee oversight, which evaluation must compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall be conducted in such a manner as the Committee deems appropriate. Any member of the Committee may present the evaluation to the Board either orally or in writing;

          (d)   Report to the Board of Directors on a regular basis and from time to time or whenever it shall be called upon to do so, and make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate;

          (e)   Consider any reports submitted by the independent public accountant required by any applicable law or regulation;

          (f)    Meet with management, the independent public accountant and the chief financial officer, the chief accounting officer and director of internal audit to discuss: the scope of the annual audit, the audited financial statements and quarterly financial statements including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations"; any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent public accountant, relating to the Company's financial statements; any audit problems or difficulties, including any restrictions on the scope of the independent public accountant's activities or access to requested information, and any significant disagreements with management; any "management letter" or "internal control" letter issued, or proposed to be issued; any major issues regarding accounting principles and financial statement presentations, including any significant changes to the Company's auditing and accounting principles, policies, controls, procedures and practices, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent public accountant setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

          (g)   Inquire of the Company's chief executive officer, chief financial officer and chief accounting officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls; and

          (h)   Obtain from the independent public accountant assurance that the audit was conducted in accordance with Section 10A of the Securities Exchange Act of 1934, as amended.

        5.     Review and approve a Code of Business Conduct and Ethics with respect to the business conduct, ethics, and related party transactions (the "Code of Conduct"),

          (a)   Periodically review the Code of Conduct applicable to the Company's Directors, officers and employees;

          (b)   Review all requests for waivers of the Code of Conduct involving Directors, members of the executive staff, and senior financial advisors;

          (c)   Review with Company personnel the Company's programs designed to ensure compliance with the Company's Code of Conduct; and

          (d)   Review potential conflict of interest situations and related party transactions in accordance with the Company's Related-Person Transactions Policy and approve all transactions required to be disclosed under Item 404 of SEC Regulation S-K.

        6.     With respect to the Company's executive officer in charge of risk management,

          (a)   Discuss the Company's major risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies, including whether:

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    the risk appetite implicit in the Company's business model, strategy and execution is appropriate;

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    the expected risks are commensurate with the expected rewards;

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    management has effectively implemented a system to manage, monitor, and mitigate risk, and that system is appropriate given the Company's business strategy;

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    the Company's risk management system informs the Board of the major risks facing the Company;

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    an appropriate culture of risk-awareness exists throughout the Company; and

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    there is recognition that management of risk is essential to the successful execution of the Company's strategy.

          (b)   Promptly report to the Board regarding changes in the Company's risk profile and report other risk management issues to the Board as the Committee deems necessary.

        7.     Perform such other functions as assigned by the Board and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

Resources and Authority

        The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Except as expressly provided in this Charter or the by-laws of the Company, or as otherwise provided by law or the requirements of NASDAQ, the Committee shall fix its own rules of procedure. The Committee may form and delegate authority to a subcommittee or any member of the Committee when appropriate. Without limiting the generality of the foregoing, the Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent public accountant, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

APPENDIX B

COMPENSATION COMMITTEE CHARTER

        Adopted by the Board the 5th day of December, 2012.

Organization

        The Board of Directors (the "Board") of Standard Parking Corporation (the "Company") shall appoint annually a compensation committee (the "Committee") composed of not less than three non-employee, independent members of the Board, i.e., those directors who neither are officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and each of whom Is otherwise "independent" under the rules of The NASDAQ Stock Market, Inc. ("NASDAQ"), a "non-employee" director within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

        The Board, by resolution of a majority of the directors, shall appoint (and may remove) the members of the Committee. All members of the Committee shall be literate in compensation and benefit-related matters. Such literacy shall be determined by the Board in its business judgment.

        The Board, by resolution of a majority of the directors, shall designate one member of the Committee to act as the Chairperson of the Committee. The Committee member so designated shall (i) chair all the meetings of the Committee; (ii) coordinate the evaluation of the performance of the Chief Executive Officer ("CEO"); and (iii) perform such other activities as from time to time are requested by the other directors or as circumstances indicate.

        The Committee shall serve at the discretion of the Board, and the Board shall have the power at any time to change the membership of the Committee and to fill vacancies. The Committee shall meet at least once annually at such times and places and by such means as the Chairperson shall determine.

Purpose

        The purpose of the Committee is to, among other things, provide assistance to the corporate directors in fulfilling their responsibility to the shareholders to ensure that the Company's executive officers and Board members are compensated in accordance with the Company's total compensation objectives and executive compensation policy. The Committee shall (i) review and determine compensation policies, strategies, pay levels and forms of compensation necessary to support organizational objectives; (ii) review and determine bonuses for officers and other employees, (iii) review and determine stock-based compensation, (iv) review and discuss with management the Compensation Discussion and Analysis ("CD&A") to be included in the proxy statement and annual report of Form 10-K; and (v) prepare the Compensation Committee Report regarding the Committee's recommendation that the CD&A be included in such proxy statement and annual report, in accordance with applicable rules and regulations of Securities and Exchange Commission (the "SEC").

        The Committee shall maintain free and open means of communication among the Board, any independent consultants, the internal human resources professionals, and the chief executive officer of the Company.

Committee Duties and Responsibilities

        The Committee's policies should remain flexible to react to changing conditions and to ensure the Board and shareholders that: (i) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program, and (ii) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law, and regulatory requirements.

        The Committee shall:

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  Review and discuss the CD&A section of the Company's proxy statement with management.

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  Produce an annual report stating it has reviewed and discussed the CD&A section of the Company's proxy statement with management.

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  Assist the Company in defining a total compensation policy for its executives that (1) supports the Company's overall business strategy and objectives, (2) attracts and retains key executives, (3) links total compensation with business objectives and organizational performance in good and bad times, and (4) provides competitive total compensation

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  opportunities at a reasonable cost while enhancing shareholder value creation.

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  Act on behalf of the Board in setting executive compensation policy, administering compensation plans approved by the Board and shareholders, and making decisions for the Board with respect to the compensation of key executives.

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  Review and determine the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), change in control and severance provisions/agreements (if and when appropriate), benefits, and supplemental benefits of the CEO, and other executive officers and key executives of the Company.

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  Review and approve corporate goals and objectives relevant to the CEO's compensation, evaluating the CEO's performance in light of those goals and objectives, and have the sole authority to determine the CEO's compensation level based on this evaluation.

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  Evaluate annually the CEO's and other key executives' compensation levels and payouts (including long-term incentives) against (i) pre-established performance goals and objectives, including relative shareholder return, (ii) an appropriate peer group, and (iii) the awards given to the CEO or other executive in past years.

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  Review and assess performance target goals established before the start of the year and determine when performance goals have been achieved at the end of the year.

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  Administer the compensation program for the CEO, executive officers, and other key executives and ensure consistency with executive compensation policy.

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  Review and determine incentive plans and equity-based plans that are consistent with the organization's executive compensation policy.

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  Determine and/or approve awards to employees of long-term incentives pursuant to any of the Company's employee incentive plans and exercise such other power and authority as may be permitted or required under such plans, and monitor aggregate equity compensation share use, dilution and expense.

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  Review the retirement plans of the Company and determine any differences between plan objectives, needs, and current benefit levels, and approve any amendments.

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  Review the group health care benefits provided against benefits provided by other organizations in the same industry, and evaluate the sharing of risk and funding for any self-administered benefits plans as well as the cost and effectiveness of plan administration.

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  Review and approve compensation (fees and equity) for the non-employee directors.

  •
  Review the management succession program. If succession responsibility is delegated to another committee, the Committee should coordinate closely with that committee.

  •
  Keep abreast of current developments in executive compensation outside the Company.

  •
  Review the performance of the Committee annually, which review should compare its performance with the requirements of this Charter and should reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

  •
  Review the Company's compensation policies and practices applicable to all employees as they relate to the Company's risk management and determine whether the risks arising from these compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Such assessment should be reported to the Board.

  •
  Approve all compensation consultant engagement fees and terms, including engagements with compensation consultants involving services in addition to executive and director compensation (other than any role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation, in favor of executive officer or directors of the Company, and that is available generally to all salaried employees; or providing information that either is not customized for the Company or that is customized based on parameters that are not developed by the compensation consultant, and about which the compensation consultant does not provide advice). The Committee shall consult with management but shall not delegate these responsibilities, except that the Chairperson of the Committee shall have the authority to grant pre-approvals of services by compensation consultants provided that all pre-approvals by the Chairperson shall be presented to the full Committee at its next scheduled meeting.

  •
  Assume the responsibility to comply with applicable requirements as established by the SEC and NASDAQ or other governing regulatory authority regarding compensation consultants used to assist in the evaluation of the CEO, other executive officers, employees or non-employee members of the Board.

  •
  Make regular reports to the Board.

Resources and Authority

        The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Authority to select, retain, terminate, and approve the fees and other retention terms of any compensation consultants retained by the Company shall be vested solely in the Committee. Except as expressly provided in this Charter or the by-laws of the Company, or as otherwise provided by law or the requirements of NASDAQ, the Committee shall fix its own rules of procedure. The Committee may form and delegate authority to subcommittees when appropriate.

APPENDIX C

EXECUTIVE COMMITTEE CHARTER

        Adopted by the Board this 24th day of April, 2012.

Organization

        The Executive Committee (the "Committee") of the Board of Directors (the "Board") of Standard Parking Corporation (the "Company") shall include, but not be limited to, each then-serving Chairperson of the other committees of the Board. As of the date of organization of the Committee, those committees consist of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Risk Committee. If additional committees are created by the Board from time to time, the respective chairpersons of those committees shall automatically become members of the Committee. If any chairperson of another committee resigns or is removed from his or her position as chairperson, such person shall be automatically removed from the Committee.

        The Chairperson of the Board shall serve as the Chair of the Committee. The Committee member so designated shall (i) chair all meetings of the Committee; (ii) conduct the evaluation of the performance of the Chief Executive Officer; and (iii) perform such other activities as from time to time are requested by the Board or as circumstances indicate.

        A quorum at any Committee meeting shall be a majority of its members. The Committee may act by written consent signed by all of its members.

        The Committee shall serve at the discretion of the Board. The Committee will meet at least once annually and additionally at the call of the Chairperson whenever he or she determines there is need. The time, place and manner of meeting will be determined by the Chairperson. The Committee may request the presence of management, outside counsel, or the Company's independent auditors at any meeting where such presence is deemed necessary or desirable by the Chairperson.

Purpose

        The purpose of the Committee is to exercise the powers and authority of the Board, with limitations as set forth below, during the intervals between meetings of the Board when, based on the business needs of the Company, it is desirable for the Board to meet but the convening of a special Board meeting is not warranted as determined by the Chairperson of the Board.

        It is the general intention that all substantive matters in the ordinary course of business be brought before the full Board for action, but the Board recognizes the need for flexibility to act on substantive matters where action may be necessary between Board meetings which, in the opinion of the Chairperson of the Board, should not be postponed until the next previously scheduled meeting of the Board.

        The Committee shall be subordinate to and responsible to the Board. Actions of the Committee shall be reported to the Board at the Board's next meeting. Recommendations regarding changes in the Chief Executive Officer's compensation shall be made to the Compensation Committee.

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 Committee Duties and Responsibilities

        The Committee's function and policies shall remain flexible to react to changing conditions and to ensure that it is able to adequately address the matters under its purview. The Committee shall have the following duties and responsibilities:

  •
  Exercising some or all powers of the Board between regularly scheduled meetings, except as noted below in "Limitations on Committee Action."

  •
  Conducting the evaluation of the performance of the Chief Executive Officer, reviewing his compensation and making recommendations regarding changes in compensation to the Compensation Committee.

  •
  Serving as a sounding board for management on emerging issues, problems and initiatives.

  •
  Reporting to the Board at the Board's next meeting on any official actions it has taken.

Limitations on Committee Action

        The Committee shall not have the powers of the Board for:

  •
  those matters which are expressly delegated to another committee of the Board;

  •
  matters which, under the General Corporation Law of Delaware ("DGCL"), the Company's Certificate of Incorporation (the "Certificate") or By-Laws cannot be delegated by the Board to a committee;

  •
  approving or adopting, or commending to the stockholders, any action or matter expressly required by the DGCL or the Certificate to be submitted to the stockholders;

  •
  adopting, amending or repealing any By-Law of the Company;

  •
  electing officers or filling vacancies on the Board or any committee of the Board; and

  •
  declaring a dividend, authorizing the issuance of stock (except pursuant to specific authorization by the Board), or such other powers as the Board may from time to time eliminate.

Resources and Authority

        The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Except as expressly provided in this Charter or in the by-laws of the Company, or as otherwise provided by law or the requirements of NASDAQ, the Committee shall fix its own rules of procedure. The Committee may form and delegate authority to subcommittees when appropriate.

C-2

APPENDIX D

NOMINATING & CORPORATE GOVERNANCE COMMITTEE CHARTER

        Adopted by the Board the 5th day of December, 2012.

Organization

        The Board of Directors (the "Board") of Standard Parking Corporation (the "Company") shall appoint annually a nominating and corporate governance committee (the "Committee") composed of not less than three non-employee, independent members of the Board, i.e., those directors who neither are officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and each of whom is otherwise "independent" under the rules of The NASDAQ Stock Market, Inc. ("NASDAQ").

        The Board, by resolution of a majority of the directors, shall appoint (and may remove) the members of the Committee. All members of the Committee shall be literate in corporate governance matters. Such literacy shall be determined by the Board in its business judgment.

        The Board, by resolution of a majority of the directors, shall designate one member of the Committee to act as the Chairperson of the Committee. The Committee member so designated shall (i) chair all the meetings of the Committee; (ii) coordinate nomination process for directors; (iii) coordinate the evaluation of the Company's corporate governance policies; and (iv) perform such other activities as from time to time are requested by the other directors or as circumstances indicate.

        The Committee shall serve at the discretion of the Board, and the Board shall have the power at any time to change the membership of the Committee and to fill vacancies. The Committee shall meet in advance of an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected at such time and place and by such means as the Chairperson shall determine. The Committee may meet additional times as the Chairperson deems necessary and at such times and places and by such means as the Chairperson shall determine.

Purpose

        The purpose of the Committee is to, among other things: (i) identify individuals qualified to become directors and recommend to the full Board the director nominees for each annual meeting of the Corporation's stockholders; (ii) review director nominees, if any, that have been proposed through the proxy access process; (iii) promptly upon the occurrence of a vacancy on the Board for any reason, recommend to the full Board director nominees qualified to fill such vacancy; (iv) recommend to the full Board directors to serve on each committee of the Board; and (v) develop, recommend to the Board and assess corporate governance policies.

        The Committee shall maintain free and open means of communication among the Board, any independent consultants, the internal human resources professionals, and the chief executive officer of the Company.

Committee Authority and Responsibilities

        The Committee shall:

  •
  Develop qualification criteria for directors, and actively seek, interview and screen individuals qualified to become directors for recommendation to the Board.

  •
  Develop procedures for stockholders to recommend persons as potential director nominees for consideration by the Committee. The Committee shall review potential director nominees

D-1

    proposed by stockholders in accordance with such procedures. In addition, the Committee shall review director candidates directly nominated by stockholders for election by the stockholders in accordance with the Company's bylaws and report to the Board a recommendation of whether to support or oppose such director candidates and the reasons for such recommendation.

  •
  Consider candidates for the Board that are gender and age diverse and also possess a diversity of professional experience, education and other individual qualities and attributes in an effort to contribute to Board heterogeneity.

  •
  Recommend director nominees to the full Board each year for election at the annual meeting of stockholders. At the time of recommending director nominees to the Board, the Committee shall inform the Board of the criteria used in making its recommendations.

  •
  Recommend to the full Board one or more director nominee(s) qualified to fill any vacancy in a directorship, whether resulting from death, resignation, disqualification, removal or other cause, except that any such vacancy shall be filled by the stockholders if such vacancy was caused by the removal of a director by the action of the stockholders.

  •
  Develop and recommend to the Board for its approval a set of corporate governance guidelines. At least annually, the Committee shall review the corporate governance guidelines and recommend to the Board appropriate changes to the corporate governance guidelines.

  •
  Approve all director search firm engagement fees and terms.

  •
  Assume the responsibility to comply with applicable requirements as established by the SEC and NASDAQ or other governing regulatory authority regarding director qualifications and independence requirements and corporate governance best practices.

  •
  Make regular reports to the Board.

Resources and Authority

        The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Authority to select, retain, terminate, and approve the fees and other retention terms of any corporate governance consultants or director search firms retained by the Company shall be vested solely in the Committee. Except as expressly provided in this Charter or the by-laws of the Company, or as otherwise provided by law or the requirements of NASDAQ, the Committee shall fix its own rules of procedure. The Committee may form and delegate authority to subcommittees when appropriate.

D-2

APPENDIX E

SECOND AMENDMENT TO THE
STANDARD PARKING CORPORATION
LONG-TERM INCENTIVE PLAN

        The Standard Parking Corporation (the "Company") Long-Term Incentive Plan (the "Plan") is hereby amended, effective                , 2013, subject to the approval of the Company's stockholders, as follows:

1.
Article III of the Plan shall be amended to read as follows:

        "III.    SHARES SUBJECT TO THE PLAN

        The aggregate number of Shares as to which Awards may be granted from time to time shall be 2,975,000 (subject to adjustment for stock splits, stock dividends, and other adjustments described in Article XIX hereof).

        In accordance with Code Section 162(m), if applicable, the aggregate number of Shares as to which Awards may be granted in any one calendar year to any one Eligible Employee shall not exceed One Million (1,000,000) Shares (subject to adjustment for stock splits, stock dividends, and other adjustments described in Article XIX hereof).

        From time to time, the Committee and/or appropriate officers of the Company shall take whatever actions are necessary to file required documents with governmental authorities and/or stock exchanges so as to make Shares available for issuance pursuant to the Plan. Shares subject to Awards that expire unexercised or are forfeited, terminated, canceled by agreement of the Company and the Participant, settled in cash in lieu of Common Stock or in such manner that all or some of the Shares covered by such Awards are not issued to a Participant (or, if issued to the Participant, are returned to the Company by the Participant pursuant to a right of repurchase or right of first refusal exercised by the Company), or are exchanged for Awards that do not involve Common Stock, shall immediately become available for Awards. Awards payable in cash shall not reduce the number of Shares available for Awards under the Plan. The foregoing notwithstanding, if the exercise price of any Award is satisfied by tendering Shares to the Company, or if Shares are withheld from an Award to pay a Participant's tax withholding obligations in connection with the Award, the Shares so tendered or withheld shall not again become available for Awards."

2.
Paragraph C.2 of Article XII of the Plan shall be amended to read as follows:

        "2.    BUSINESS CRITERIA.    One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Affiliates or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (a) total stockholder return; (b) such total stockholder return as compared to the total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 or the Nasdaq-U.S. Index; (c) net income or net operating income; (d) pre-tax net income; (e) pre-tax cash flow; (f) EBIT or EBITDA; (g) pre-tax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (h) operating margin; (i) earnings per share or growth in earnings per share; (j) return on equity; (k) return on assets or capital; (l) return on investment; (m) operating income, before payment of executive bonuses; (n) earnings per share, before payment of executive bonuses; (o) working capital; (p) sales; (q) gross or net revenues or profits or changes in gross or net revenues or profits; (r) market share or market penetration with respect to designated products, services and/or geographic areas; (s) reduction of losses, loss ratios or expense ratios; (t) cost of capital; (u) debt reduction; (v) satisfaction of business expansion goals or goals relating to acquisitions or

E-1

divestitures; and/or (w) employee turnover. The foregoing business criteria also may be used in establishing performance goals for Cash Awards granted under Article XIII hereof."

3.
Article XXII of the Plan shall be amended to read as follows:

        "XXII.    AMENDMENT OF THE PLAN

        The Plan may be amended by the Board and such amendment shall become effective upon adoption by the Board; provided, however, that any amendment shall be subject to the approval of the stockholders of the Company at or before the next annual meeting of the stockholders of the Company if such stockholder approval is required by the Code, any federal or state law or regulation, the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, or if the Board, in its discretion, determines to submit such changes to the Plan to its stockholders for approval.

        The Committee may amend the terms of any Award Agreement, retroactively or prospectively, but no such amendment shall (a) materially impair the accrued rights of any Participant without his or her written consent or (b) except for adjustments made pursuant to Article XIX, reduce the exercise price of any outstanding Options or Rights or cancel or amend outstanding Options or Rights for the purpose of repricing, replacing or regranting such Options or Rights with an exercise price that is less than the exercise price of the original Options or Rights or cancel or amend outstanding Options or Rights with an exercise price that is greater than the Fair Market Value of a Share for the purpose of exchanging such Options or Rights for cash or any other Awards without stockholder approval."

        IN WITNESS WHEREOF, Standard Parking Corporation has caused this Second Amendment to the Plan to be executed by its officer hereto duly authorized effective the        day of           , 2013, subject to approval of this Second Amendment by the Company's stockholders.

Standard Parking Corporation
By:
Name:
Title:

E-2

 FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3, 4 and 5.

	FOR ALL	WITHHOLD AUTHORITY	*EXCEPTIONS
1. Election of nine directors to serve until the 2014 annual meeting of Standard Parking stockholders, and until the respective successor of each is duly elected and qualified.	☐	☐	☐

01 Charles L. Biggs	04 Robert S. Roath	07 Myron C. Warshauer
02 Karen M. Garrison	05 Michael J. Robert	08 James A. Wilhelm
03 Paul Halpern	06 Jonathan P. Ward	09 Gordon H. Woodward

* (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND STRIKE A LINE THROUGH THE NOMINEE’S NAME.)

	FOR	AGAINST	ABSTAIN
2. To amend the Standard Parking Corporation Long-Term Incentive Plan and to approve the material terms of the performance goals under the Plan.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
3. The approval of the material terms of the performance goals under the Standard Parking Corporation Management Incentive Program.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. To consider an advisory vote on compensation of our named executive officers.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
5. To appoint Ernst & Young LLP as independent auditors for fiscal 2013.	☐	☐	☐

To change your address, please mark this box.	☐

I plan to attend the Annual Meeting.	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2013.

NOTE: Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 24, 2013.

This Proxy Statement and our 2012 Annual Report to Stockholders are available at http://www.cstproxy.com/standardparking/2013.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

STANDARD PARKING CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

THE COMPANY FOR THE ANNUAL MEETING ON APRIL 24, 2013

The undersigned hereby constitutes and appoints Robert N. Sacks, Executive Vice President, General Counsel and Secretary, and Jerome L. Pate, Vice President and Associate Counsel, or any of them acting in the absence of the other, his or her true and lawful agents and proxies, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote for the undersigned as designated on the reverse side, at the Annual Meeting of Stockholders to be held at the Talbott Hotel, 20 East Delaware Place, Chicago, IL, on April 24, 2013, at 8:30 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, both dated April 4, 2013, and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. ACTION TAKEN PURSUANT TO THIS PROXY CARD WILL BE EFFECTIVE AS TO ALL SHARES THAT YOU OWN.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 24, 2013. This Proxy Statement and our 2012 Annual Report to Stockholders are available at http://www.cstproxy.com/standardparking/2013.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” items 1, 2, 3, 4 and 5. This proxy will be voted, in the discretion of proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign, date and return this proxy in the enclosed postage prepaid envelope.

(Continued, and to be marked, dated and signed, on the reverse side)